July 28, 2015Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Receptos, Inc.
at
$232.00 Net Per Share
by
Strix Corporation
a wholly-owned subsidiary of
Celgene Corporation
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MONDAY, AUGUST 24, 2015, UNLESS THE OFFER IS EXTENDED.
Strix Corporation, a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Celgene Corporation, a Delaware corporation (“Celgene”), is offering to purchase all issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Receptos, Inc., a Delaware corporation (“Receptos”), other than any Cancelled Company Shares, as defined below, at a price of  $232.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 14, 2015, among Purchaser, Receptos and Celgene (the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into Receptos and Receptos will be the surviving corporation and a wholly-owned subsidiary of Celgene (the “Merger”).
The Receptos board of directors has unanimously (i) determined it is in the best interests of Receptos and its stockholders to enter into, and approved and declared advisable, the Merger Agreement, (ii) approved the execution and delivery by Receptos of the Merger Agreement, the performance by Receptos of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as described in this Offer to Purchase), (ii) the expiration or termination of the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any law or order, judgment, conciliation agreement, award, decision, decree, injunction, ruling, writ or assessment of any governmental authority that has the effect of making illegal or restricting, prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Celgene or Purchaser or the Merger and (iv) other customary conditions as described in Section 13 — “Conditions of the Offer.” There is no financing condition to the Offer. A summary of the principal terms of the Offer appears on pages (i) through (v). You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

470 West Avenue
Stamford, CT 06902
(203) 658-9400
Banks and Brokerage Firms, Please Call: (203) 658-9400
Stockholders Call Toll Free: (855) 201-1081
E-mail: Receptos.info@morrowco.com
The Dealer Manager for the Offer is:

383 Madison Avenue
New York, NY 10179
Call Toll-Free: 1-877-371-5947
IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser in the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer (or a facsimile thereof), which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by a transfer of Direct Registration Book-Entry Shares (as defined in this Offer to Purchase) or by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase, in each case by the Expiration Date (as defined herein) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares.
If you desire to tender your Shares and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery by book-entry transfer, is at the election and sole risk of the tendering stockholder.
* * *
Questions and requests for assistance may be directed to Morrow & Co., LLC, the “Information Agent” for the Offer, or J.P. Morgan Securities LLC, the “Dealer Manager” for the Offer, at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Copies of these materials may also be found at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov.
We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, Receptos has filed the Schedule 14D-9 (including exhibits) in accordance with the Exchange Act setting forth its recommendation and furnishing certain additional related information. The Schedule TO and the Schedule 14D-9, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 — “Certain Information Concerning Receptos” — “Available Information.”
No person has been authorized to give any information or make any representation on behalf of Purchaser or Celgene not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of Celgene, Purchaser, Receptos, the Information Agent, the Dealer Manager or the Depositary or any of their affiliates for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Celgene, Purchaser, Receptos or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SUMMARY TERM SHEET
This summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to fully understand the Offer (as defined below), the Merger (as defined below) and the related transactions. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to Purchaser (as defined below). Except as otherwise set forth herein, the information concerning Receptos contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, including Receptos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other public sources.
Principal Terms
•
Strix Corporation (“Purchaser”), a direct wholly-owned subsidiary of Celgene Corporation (“Celgene”), is offering to purchase all issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Receptos, Inc. (“Receptos”), other than any Cancelled Company Shares (as defined below), at a price of  $232.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 14, 2015, among Purchaser, Receptos and Celgene (the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Receptos and Receptos will be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Celgene (the “Merger”).

•
The Offer is the first step in our plan to acquire all of the issued and outstanding Shares, as provided in the Merger Agreement. If the Offer results in our purchasing a majority of the issued and outstanding Shares, we will acquire the remainder of the Shares in the Merger (other than any Cancelled Company Shares and any shares as to which the holder thereof has properly perfected appraisal rights (the “Dissenting Shares”)) for an amount in cash, without interest and subject to applicable withholding taxes, equal to the Offer Price, pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). No appraisal rights are available in connection with the Offer. Under the DGCL, however, stockholders who continuously hold their Shares through the effective time of the Merger (the “Effective Time”) and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15 — “Certain Legal Matters — Appraisal Rights.”

•
No offer is being made for any “Cancelled Company Shares,” which include only those Shares that are owned immediately prior to the commencement of the Offer by Celgene, Purchaser, Receptos or any of their wholly-owned subsidiaries. If the Merger occurs, the Cancelled Company Shares will not be acquired for the Offer Price, but instead will be cancelled and extinguished without any further consideration paid therefor. As of the date of this Offer to Purchase, Celgene and Purchaser own no Shares.

•
The Offer is only for Shares (including Receptos restricted common stock) and not for options or restricted stock units. Pursuant to the Merger Agreement, at the Effective Time, (i) each outstanding Receptos option, whether vested or unvested, will be cancelled and converted into only the right to receive (without interest) an amount in cash (such aggregate amount, the “Option Consideration”), less applicable tax withholdings, equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such Receptos option, by (y) an amount equal to (A) the Offer Price, less (B) the per share exercise price of such Receptos option, and (ii) each outstanding Receptos restricted stock unit will be cancelled and converted into only the right to receive (without interest) an amount in cash (such aggregate amount, the “RSU Consideration”), less applicable tax withholdings, equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such Receptos restricted stock unit, by (y) an amount equal to the Offer Price. The Merger Agreement provides that (1) for outstanding Receptos options that are vested at the Effective Time, payment will be made in a lump sum as soon as reasonably

i

practicable (but not later than the first payroll period) after the Effective Time, and (2) for outstanding Receptos options and restricted stock units that are not vested at the Effective Time, payment will be made on the later of the Effective Time and December 31, 2015, subject to the award holder’s continued employment with Celgene, Receptos, the Surviving Corporation or any of their respective affiliates through the payment date (except that payment will be made earlier if the award holder dies or becomes disabled or his or her employment is terminated without cause or for good reason or if the award is subject to earlier vesting pursuant to the original terms thereof). Unvested Receptos options and Receptos restricted stock units held by Receptos non-employee directors will be paid as described in clause (2) above. If the exercise price per share of any Receptos option, whether vested or unvested as of the Effective Time, is equal to or greater than the Offer Price, such Receptos option will automatically terminate and be canceled without payment of any consideration to the holder thereof.
•
The initial offering period for the Offer will end at 12:00 midnight, New York City time, at the end of the day on Monday, August 24, 2015, unless we extend the Offer (such time and date at which the Offer will expire, the “Expiration Date”). We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the Offer.

•
It is not expected that there will be a “subsequent offering period.” However, the Merger Agreement provides that Purchaser may (but shall not be required to), and the Offer to Purchase shall reserve the right to, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of not less than three nor more than 20 business days immediately following the expiration of the Offer. Subject to the terms and conditions of the Merger Agreement and the Offer, Purchaser will accept for payment, and pay for, all Shares that are validly tendered during any “subsequent offering period” promptly (within the meaning of Section 14e-1(c) under the Exchange Act) after any such Shares are validly tendered during such “subsequent offering period.” A “subsequent offering period” is different from an extension of the Offer. During a “subsequent offering period,” you would not be able to withdraw any of the Shares that you had already tendered. You also would not be able to withdraw any of the Shares that you tender during the “subsequent offering period.” Purchaser will have or obtain on a timely basis the funds necessary to pay for any Shares that Purchaser becomes obligated to purchase during any “subsequent offering period.” The Offer Price payable in respect of each Share that is validly tendered during any “subsequent offering period” will be paid in cash, subject to reduction for any applicable withholding taxes payable in respect thereof. In the Merger Agreement, we have agreed not to commence any “subsequent offering period” after the expiration of the Offer if the Merger can be effected under Section 251(h) of the DGCL. See Section 1 — “Terms of the Offer.”

•
Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in Section 3 — “Procedures for Tendering Shares” and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.”

•
We estimate that the total amount of funds necessary to purchase all issued and outstanding Shares and other equity-based interests of Receptos pursuant to the Offer and the Merger will be approximately $7.2 billion. The Offer is not conditioned upon any financing arrangements. Celgene intends to finance the acquisition of Shares in the Offer and Merger with a combination of cash on hand and approximately $5.0 billion of senior notes pursuant to a public offering. See Section 12 — “Source and Amount of Funds.”

Receptos Board Recommendation
•
The Receptos board of directors (the “Receptos Board”) has unanimously (i) determined that it is in the best interests of Receptos and its stockholders to enter into, and approved and declared advisable, the Merger Agreement, (ii) approved the execution and delivery by Receptos of the

Merger Agreement, the performance by Receptos of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
•
Concurrently with the execution of the Merger Agreement, Celgene, Purchaser and each of William H. Rastetter, Ph.D., Chairman of the Receptos Board, and Faheem Hasnain, Receptos’ President and Chief Executive Officer, in their capacity as beneficial owners of Shares, entered into a Tender and Support Agreement (the “Tender and Support Agreement”). The outstanding Shares subject to the Tender and Support Agreement represented, as of July 27, 2015, approximately 2.27% of the total outstanding Shares. A summary of the terms of the Tender and Support Agreement are contained in Section 11 — “Tender and Support Agreement.”

Conditions
•
We are not obligated to purchase any tendered Shares unless, at the expiration of the Offer, there have been validly tendered in the Offer and not properly withdrawn that number of Shares (not including any Shares tendered pursuant to guaranteed delivery procedures unless and until such Shares are actually received in accordance with the terms of the Offer) which, together with any Shares then owned by Purchaser (if any), would represent at least a majority of the issued and outstanding Shares (including the Shares we currently expect will be tendered pursuant to the Tender and Support Agreement. See Section 13 — “Conditions of the Offer.” We refer to this condition as the “Minimum Condition.” As of the date of this Offer to Purchase, Celgene and Purchaser own no Shares.

•
We also are not obligated to purchase any tendered Shares unless the applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated. We refer to this condition as the “Antitrust Condition.” See Section 15 — “Certain Legal Matters.”

•
The Offer is also subject to a number of other important conditions, including, among others: (i) no governmental authority of competent jurisdiction shall have (a) enacted, issued or promulgated any law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of the Shares by Celgene or Purchaser or the Merger illegal or which has the effect of restricting, prohibiting or otherwise preventing the consummation of the Offer, the acquisition of the Shares by Celgene or Purchaser or the Merger, or (b) issued or granted any order, judgment, conciliation agreement, award, decision, decree, injunction, ruling, writ or assessment that is in effect as of immediately prior to the expiration of the Offer and has the effect of making illegal or restricting, prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Celgene or Purchaser or the Merger (the “Restraints Condition”); (ii) the representations and warranties of Receptos set forth in the Merger Agreement being true and correct (as provided in the Merger Agreement), other than (subject to certain exceptions) such failures to be true and correct that would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Receptos; (iii) Receptos having performed in all material respects its obligations required to be performed by it under the Merger Agreement; and (iv) the absence of a material adverse effect on Receptos (as provided in the Merger Agreement) since the date of the Merger Agreement that is continuing. Subject to applicable law, we can waive these conditions (other than the Minimum Condition, the Antitrust Condition and the Restraints Condition) without Receptos’ consent. See Section 13 — “Conditions of the Offer.”

•
There is no financing condition to the Offer. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all issued and outstanding Shares other than any Cancelled Company Shares solely for cash, (ii) the Offer is not subject to any financing condition, and (iii) if we consummate the Offer, we will acquire all remaining Shares (other than any Cancelled Company Shares and Dissenting Shares) for the same cash price in the Merger.

Procedures for Tendering Shares
If you wish to accept the Offer and:
•
you are a record holder (i.e., a stock certificate or book entry has been issued to or entered for you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depository for the Offer (the “Depositary”). These materials must reach the Depositary before the Offer expires. You will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. Detailed instructions are contained in the Letter of Transmittal and in Section 3 — “Procedures for Tendering Shares”;

•
you are a record holder, but your stock certificate or book entry is not available or you cannot deliver or transfer it to the Depositary before the Offer expires, you may be able to obtain three additional trading days to deliver or transfer your Shares by delivering the enclosed Notice of Guaranteed Delivery, properly completed and duly executed, to the Depositary before the Offer expires. See Section 3 — “Procedures for Tendering Shares” for more information; or

•
you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee (i.e., your Shares are held in “street name”), you should promptly contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered. You should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees or commissions.

Withdrawal Rights
•
You have the right to, and can, withdraw any Shares that you have previously tendered at any time until the Offer has expired. This right to withdraw will not, however, apply to Shares tendered in any subsequent offering period, if one is provided. See Sections 1 and 4 — “Terms of the Offer” and “Withdrawal Rights.”

•
To withdraw Shares that you previously tendered, you must deliver a written notice of withdrawal with the required information to the Depositary at a time when you have the right to withdraw your Shares. If you tendered your Shares through your broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

•
Once we accept your tendered Shares upon expiration of the Offer, you will no longer be able to withdraw them. See Sections 1 and 4 — “Terms of the Offer” and “Withdrawal Rights.”

Extension of the Offer
•
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not properly withdrawn. We are required to: (a) if requested by Receptos, extend the Offer for one or more successive periods of up to 15 business days per extension (or such longer periods as may be approved in advance by Receptos) if, at the time the Offer is scheduled to expire, any of the Offer Conditions, other than the Minimum Condition, are not satisfied or have not been waived (provided that such condition or conditions are capable of being satisfied on or before July 14, 2016); (b) extend the Offer for a period of 10 business days (or such longer periods as may be approved in advance by Receptos), if, at the time the Offer is scheduled to expire, the Minimum Condition is not satisfied but all other Offer Conditions are satisfied or have been waived, on no more than two occasions (provided that we may extend the Offer for additional periods in our sole and absolute discretion); and (c) extend the Offer for the minimum period required by any law or order, or any rule, regulation, interpretation or position of the SEC or its staff or The NASDAQ

Stock Market LLC (the “NASDAQ”) applicable to the Offer. There can be no assurance that we will exercise our right to extend the Offer or that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See Section 4 — “Withdrawal Rights.”
Dividends and Distributions
•
Under the terms of the Merger Agreement, Receptos is not permitted to declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) in respect of its capital stock without the prior written consent of Celgene. See Section 14 — “Dividends and Distributions.

Recent Receptos Trading Prices; Subsequent Trading
•
On July 13, 2015, the trading day before the execution of the Merger Agreement, the closing price of the Shares reported on The NASDAQ Global Market was $197.11 per Share.

•
The Offer Price of  $232.00 per Share represents a premium of approximately 17.7% to Receptos’ closing stock price on July 13, 2015, the last trading day prior to execution of the Merger Agreement, and a premium of approximately 44.6% to Receptos’ closing stock price on July 9, 2015, the last trading day prior to media speculation that Receptos was involved in discussions regarding a potential sale.

•
On July 27, 2015, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on The NASDAQ Global Market was $227.09 per Share.

•
Immediately following closing of the Merger, the Shares will no longer meet the requirements for continued listing on The NASDAQ Global Market because the only stockholder will be Purchaser. The NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger we intend to cause the Surviving Corporation to delist the Shares from the NASDAQ.

•
We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6 — “Price Range of Shares; Dividends.”

U.S. Federal Income Tax Treatment
•
If you are a “U.S. Holder” (as defined in Section 5 — “Material United States Federal Income Tax Consequences of the Offer and Merger”), your receipt of cash for Shares in the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (a) the cash you receive in the Offer or the Merger and (b) your tax basis in the Shares you sell in the Offer or that are converted pursuant to the Merger. That gain or loss will be capital gain or loss if the Shares are capitals assets in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time of the exchange of your Shares for cash. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer and the Merger to you, including the tax consequences under state, local, foreign and other tax laws. See Section 5 — “Material United States Federal Income Tax Consequences of the Offer and the Merger.”

Further Information
•
For further information, you can call Morrow & Co., LLC, the Information Agent for the Offer, toll-free at (855) 201-1081, or (203) 658-9400 for banks and brokers, or J.P. Morgan Securities LLC, the Dealer Manager for the Offer, toll-free at (877) 371-5947. See the back cover page of this Offer to Purchase for additional contact information.

v

To All Holders of Shares of Common Stock of
Receptos, Inc.:
INTRODUCTION
Strix Corporation, a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Celgene Corporation, a Delaware corporation (“Celgene”), hereby offers to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Receptos, Inc., a Delaware corporation (“Receptos”), other than any Shares that are owned immediately prior to the commencement of the Offer (as defined below) by Celgene, Purchaser, Receptos or any of their wholly-owned subsidiaries (the “Cancelled Company Shares”), at a price of  $232.00 per share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).
If your Shares are registered in your name and you tender directly to the Depositary (as defined below), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees or commissions. However, if you do not complete and sign the Form W-9 that is included in the Letter of Transmittal, or a Form W-8BEN, W-8BEN-E or other Form W-8, as applicable, you may be subject to a required federal income tax backup withholding of twenty-eight percent of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5 — “Material United States Federal Income Tax Consequences of the Offer and the Merger.” Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company, LLC (the “Depositary”), Morrow & Co., LLC (the “Information Agent”) and J.P. Morgan Securities LLC (the “Dealer Manager”).
Consummation of the Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as described in this Offer to Purchase), (ii) the expiration or termination of the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (the “Antitrust Condition”), (iii) the absence of any law or order, judgment, conciliation agreement, award, decision, decree, injunction, ruling, writ or assessment of any governmental authority that has the effect of making illegal or restricting, prohibiting or otherwise preventing the consummation of the Offer, the acquisition of the Shares by Celgene or Purchaser or the Merger (collectively, a “Restraint” and such condition, the “Restraints Condition”) and (iv) other customary conditions as described in Section 13 — “Conditions of the Offer” (collectively, the “Offer Conditions”). There is no financing condition to the Offer.
The Minimum Condition requires that, prior to the expiration of the Offer, there be validly tendered and not properly withdrawn that number of Shares (not including any Shares tendered pursuant to guaranteed delivery procedures unless and until such shares are actually received in accordance with the terms of the Offer) which, together with any Shares then owned by Purchaser, would represent at least a majority of the issued and outstanding Shares. According to Receptos, as of July 27, 2015, there were 31,606,369 Shares (including Receptos restricted common stock) issued and outstanding and up to 2,381,991 Shares issuable upon the exercise of outstanding options and the vesting of outstanding restricted stock units. Purchaser does not currently own any Shares or rights to acquire Shares. Accordingly, based on the number of Shares, and assuming that no options or restricted stock units outstanding as of July 27, 2015 are exercised or vest, as applicable, the Minimum Condition would be satisfied if at least 15,803,185 Shares (including Receptos restricted common stock) are validly tendered in the Offer and not properly withdrawn (or at least 15,086,542 Shares in addition to the 716,643 Shares we currently expect will be tendered pursuant to the Tender and Support Agreement (as defined below)). We occasionally refer to Shares accepted for purchase pursuant to the Offer as the “Accepted Shares.”
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 14, 2015, among Purchaser, Receptos and Celgene (the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into Receptos and Receptos will be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Celgene (the “Merger”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than any Cancelled Company Shares, the Accepted Shares and Shares held by stockholders who have properly exercised appraisal rights under the DGCL (as defined below) (the “Dissenting Shares”)) will by virtue of the Merger, and without any action by the holder thereof, be converted automatically into the right to receive from Purchaser an amount in cash, without interest and subject to applicable withholding taxes, equal to the Offer Price (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. The Merger Agreement is more fully described in Section 11 — “Purpose of the Offer and Plans for Receptos; Merger Agreement and Other Agreements.” Section 5 — “Material United States Federal Income Tax Consequences of the Offer and the Merger” describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger. We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares in connection with the Offer or the Merger.
The Offer is only for Shares (including restricted common stock) and not for options or restricted stock units. Pursuant to the Merger Agreement, at the Effective Time, (i) each outstanding option, whether vested or unvested, or exercisable or unexercisable, will automatically be cancelled and converted into only the right to receive (without interest) an amount in cash (such aggregate amount, the “Option Consideration”), less applicable tax withholdings, equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such option, by (y) an amount equal to (A) the Offer Price, less (B) the per share exercise price of such option, and (ii) each outstanding restricted stock unit, whether vested or unvested, will automatically be cancelled and converted into only the right to receive (without interest) an amount in cash (such aggregate amount, the “RSU Consideration”), less applicable tax withholdings, equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such restricted stock unit, by (y) an amount equal to the Offer Price. The Merger Agreement provides that (1) for outstanding options that are vested and exercisable at the Effective Time, payment will be made in a lump sum as soon as reasonably practicable (but not later than the first payroll period) after the Effective Time, and (2) for outstanding options that are not vested at the Effective Time, and for outstanding restricted stock units, payment will be made on the later of the Effective Time and December 31, 2015, subject to the former award holder’s continued employment with Celgene, Receptos, the Surviving Corporation or any of their respective affiliates through the payment date (except that payment will be made earlier if the former award holder dies or becomes disabled or his or her employment is terminated without cause or for good reason or if the award is subject to earlier vesting pursuant to the original terms thereof). Outstanding options that are not vested at the Effective Time and outstanding restricted stock units, in either case, held by Receptos non-employee directors become vested and, if applicable, exercisable in full at the Effective Time, and the related Option Consideration or RSU Consideration will be paid in a lump sum as soon as reasonably practicable (but not later than the first payroll period) after the Effective Time. If the exercise price per share of any Receptos option, whether vested or unvested or exercisable or unexercisable as of the Effective Time, is equal to or greater than the Offer Price, such option will automatically terminate and be canceled without payment of any consideration to the holder thereof.
The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on Monday, August 24, 2015, unless the Offer is extended. See Sections 1, 13 and 15 — “Terms of the Offer,” “Conditions of the Offer” and “Certain Legal Matters.”
The Receptos board of directors (the “Receptos Board”) has unanimously (i) determined it is in the best interests of Receptos and its stockholders to enter into, and approved and declared advisable, the Merger Agreement, (ii) approved the execution and delivery by Receptos of the Merger Agreement, the performance by Receptos of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
For factors considered by the Receptos Board, see Receptos’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to Receptos stockholders concurrently herewith.

If, following the acceptance for purchase of Shares by Purchaser pursuant to the Offer or otherwise, we own (or will own upon the purchase of the Accepted Shares) at least a majority of the issued and outstanding Shares, we will be able to effect the Merger pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote of Receptos’ stockholders.
No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who make a proper demand for appraisal, continuously hold their Shares through the Effective Time and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15 — “Certain Legal Matters.”
This Offer to Purchase and the related Letter of Transmittal, and the Schedule 14D-9, contain important information and each such document should be read carefully and in its entirety before you make any decision with respect to the Offer.
THE TENDER OFFER
1.
Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in Section 3 — “Procedures for Tendering Shares” and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, at the end of the day on Monday, August 24, 2015, unless Purchaser has extended the Offer, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.
The Offer is conditioned upon the satisfaction of the Minimum Condition, the Antitrust Condition and the other conditions described in Section 13 — “Conditions of the Offer.” Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur.
We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. However, we have agreed in the Merger Agreement that we will not, without the prior written consent of Receptos, (a) waive the Minimum Condition, the Antitrust Condition or the Restraints Condition, (b) change the form of consideration payable in the Offer, (c) decrease the Offer Price or number of Shares sought in the Offer, other than as required by the Merger Agreement, (d) extend the Offer, except as required or permitted by the Merger Agreement, (e) impose conditions to the Offer other than those set forth in the Merger Agreement, (f) modify the Offer Conditions described in Section 13 — “Conditions of the Offer,” or (g) otherwise amend any other term or condition of the Offer in any manner adverse to the holders of Shares.
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not properly withdrawn. We are required to: (a) if requested by Receptos, extend the Offer for one or more successive periods of up to 15 business days per extension (or such longer periods as may be approved in advance by Receptos) if, at the time the Offer is scheduled to expire, any of the Offer Conditions, other than the Minimum Condition, are not satisfied or have not been waived (provided that such condition or conditions are capable of being satisfied on or before July 14, 2016); (b) extend the Offer for a period of 10 business days (or such longer periods as may be approved in advance by Receptos), if, at the time the Offer is scheduled to expire, the Minimum Condition is not satisfied but all other Offer Conditions are satisfied or have been waived, on no more than two occasions (provided that we may extend the Offer for additional periods in our sole and absolute discretion); and (c) extend the Offer for the minimum period required by any law or order, or any rule, regulation, interpretation or position of the SEC or its staff or The NASDAQ Stock Market LLC (the “NASDAQ”) applicable to the Offer. There can be no assurance that we will exercise our right to extend the Offer or that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See Section 4 — “Withdrawal Rights.”

Purchaser may (but is not required to), and the Offer to Purchase is required to reserve the right to, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of not less than three nor more than 20 business days immediately following the expiration of the Offer. Subject to the terms and conditions of the Merger Agreement and the Offer, Purchaser will accept for payment, and pay for, all Shares that are validly tendered during any “subsequent offering period” promptly (within the meaning of Section 14e-1(c) under the Exchange Act) after any such Shares are validly tendered during such “subsequent offering period.” During a subsequent offering period, any remaining holders of Shares may tender, but not withdraw, their Shares and receive the Offer Price. If we include a subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. During a subsequent offering period, tendering holders will not have withdrawal rights, and we will immediately accept and promptly pay for any Shares tendered during the subsequent offering period. We do not intend to provide a subsequent offering period for the Offer, although we reserve the right to do so. If we elect to provide or extend any subsequent offering period, a public announcement of such determination will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date or date of termination of any prior subsequent offering period. In the Merger Agreement, we have agreed not to commence any “subsequent offering period” after the expiration of the Offer if the Merger can be effected under Section 251(h) of the DGCL.
If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act, or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of such changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for at least 10 business days following such change.
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares if, at the expiration of the Offer, any of the Offer Conditions have not been satisfied. Under certain circumstances, we may terminate the Merger Agreement and the Offer.
Any extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment, or termination of the Offer will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act.
Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets as we deem prudent) and by making any appropriate filing with the SEC.
Receptos has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other related documents will be mailed to record holders of Shares whose names appear on Receptos stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
For purposes of this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday determined under Rule 14d-1(g)(3) promulgated under the Exchange Act, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
2.
Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the later of  (a) the Expiration Date and (b) the satisfaction or waiver of the Offer Conditions set forth in Section 13 — “Conditions of the Offer.” If we commence a subsequent offering period in connection with the Offer, we will immediately accept for payment and promptly pay for all additional Shares as they are tendered during such subsequent offering period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. In the Merger Agreement, we have agreed not to commence any “subsequent offering period” after the expiration of the Offer if the Merger can be effected under Section 251(h) of the DGCL.
In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of  (a) certificates representing such Shares, an indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares (as defined in Section 3 below) or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See Section 3 — “Procedures for Tendering Shares.”
For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn prior to the Expiration Date if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, including if certificates are submitted for more Shares than are tendered, such Shares will be returned or credited to the appropriate account, as applicable. Such unpurchased Shares will be returned or credited (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder promptly following expiration or termination of the Offer. In the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” such Shares will be credited to an account maintained by DTC.
If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.
3.
Procedures for Tendering Shares

Valid Tender of Shares.   Except as set forth below, in order for you to validly tender Shares in the Offer, (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares through DTC, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates representing Shares tendered must be delivered to the Depositary, (ii) the Letter of Transmittal must indicate the tender of Direct Registration Book-Entry Shares or (iii) tendered Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Direct Registration Account.   If you hold your Shares in a direct registration account maintained by Receptos’ transfer agent (such shares, “Direct Registration Book-Entry Shares”), in order to validly tender your Direct Registration Book-Entry Shares, you must deliver the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other required documents to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or you must comply with the guaranteed delivery procedures described below.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Signature Guarantees and Stock Powers.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (which term includes most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, must accompany each delivery of certificates.
Guaranteed Delivery.   A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:
•
a properly completed and duly executed Notice of Guaranteed Delivery, in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

•
the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation or indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares with respect to all such Shares), together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees

(or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ is open for business.
The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. For purposes of the Merger Agreement and the Offer, unless otherwise mutually agreed to by Receptos and Purchaser, any Shares subject to Notices of Guaranteed Delivery will be deemed not to be validly tendered into the Offer unless and until the Shares underlying such Notices of Guaranteed Delivery are actually received in accordance with the terms of the Offer.
The method of delivery of Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents, including delivery through DTC, is at the election and sole risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, we recommend that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.
Other Requirements.   Notwithstanding any provision hereof, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of  (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares (including those tendered pursuant to the guaranteed delivery procedures described above), (b) a Letter of Transmittal (or a manually signed photocopy thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. In addition, if the Shares to be tendered are Direct Registration Book-Entry Shares, the Letter of Transmittal must indicate that such Shares are Direct Registration Book-Entry Shares. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares, Letters of Transmittal or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
Binding Agreement.   The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.
Appointment as Proxy.   By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer through DTC, by delivering an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such dividends, distributions, rights, Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Receptos, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares as provided herein, for any meeting of the stockholders of Receptos.

Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Celgene, Purchaser the Depositary, the Information Agent, the Dealer Manager or any of their respective affiliates or assigns, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) shall be final and binding on all parties, subject to the right of any such party to dispute such interpretation in a court of competent jurisdiction.
4.
Withdrawal Rights

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date, as described in this Section 4. This right to withdraw will not, however, apply to Shares tendered in any subsequent offering period, if one is provided.
If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as discussed above), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.
No withdrawal rights will apply to Shares tendered during a subsequent offering period, and no withdrawal rights will apply during any subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole and absolute discretion, which determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Celgene, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any of their respective affiliates or assigns or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the Expiration Date.
5.
Material United States Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. The U.S. federal income tax consequences set forth below are based on current law. Because individual circumstances may differ, each holder should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Offer and the Merger to such holder, including the application and effect of U.S. federal estate and gift, state, local and other tax laws.
The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of stock options, vesting of other equity awards or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of the alternative minimum tax, the Medicare tax on net investment income, the U.S. federal gift or estate tax, or state, local or foreign taxation. This discussion also does not address the tax consequences to holders of Shares who exercise appraisal rights under the DGCL.
If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the tax activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of tendering or exchanging Shares pursuant to the Offer or the Merger.
United States Holders
For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:
•
a citizen or individual resident of the United States;

•
a corporation (or any other entity treated as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if  (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder’s tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares have been held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Capital losses may be subject to limits on deductibility.
Non-United States Holders
For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes). In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:
•
the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-United States Holder’s permanent establishment in the United States), in which event (i) the Non-United States Holder will be subject to U.S. federal income tax in the same manner as if it were a United States Holder (but such Non-United States Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9), and (ii) if the Non-United States Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty);

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the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, in which event the Non-United States Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares, net of applicable U.S. source losses from sales or exchanges of other capital assets recognized during the year; or

•
Receptos is or has been a United States real property holding corporation for U.S. federal income tax purposes and the Non-United States Holder held, directly or indirectly, at any time during the shorter of  (i) the five-year period ending on the date of sale (or, if applicable, the date of the Merger) and (ii) the period during which the Non-United States Holder held such Shares, more than 5% of the Shares and such holder is not eligible for any treaty exemption.

Information Reporting and Backup Withholding
Payments made to a noncorporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding.” Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an IRS Form W-8BEN or W-8BEN-E that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.
Backup withholding is not an additional tax and may be refunded by the Internal Revenue Service to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN, W-8BEN-E or other applicable IRS Form W-8.
6.
Price Range of Shares; Dividends

According to Receptos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”), the Shares are traded on The NASDAQ Global Market under the symbol “RCPT.” The following table sets forth, for the periods indicated, the high and low prices per Share on The NASDAQ

Global Market as reported in the Form 10-K with respect to periods through December 31, 2014 and as reported by published financial sources for periods starting January 1, 2015.
Fiscal Year	High	Low
2013:
Second Quarter (commencing May 8, 2013)	$25.00	$13.00
Third Quarter	$29.03	$15.21
Fourth Quarter	$35.26	$20.90
2014:
First Quarter	$55.00	$28.20
Second Quarter	$43.96	$24.53
Third Quarter	$67.35	$33.52
Fourth Quarter	$139.40	$58.51
2015:
First Quarter	$171.37	$100.71
Second Quarter	$202.96	$140.04
Third Quarter (through July 27, 2015)	$230.87	$187.26
On July 13, 2015, the last full trading day prior to the execution of the Merger Agreement, the reported closing sales price per Share on The NASDAQ Global Market was $197.11 per Share. On July 27, 2015, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on The NASDAQ Global Market was $227.09 per Share. Stockholders are urged to obtain a current market quotation for the Shares.
Purchaser has been advised that Receptos has never declared or paid any dividends. Under the terms of the Merger Agreement, Receptos is not permitted to declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) in respect of its capital stock without the prior written consent of Celgene. See Section 14 — “Dividends and Distributions.”
7.
Possible Effects of the Offer; NASDAQ Listing; Exchange Act Registration

Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following closing of the Offer.
Stock Quotation.   The Shares are currently listed on The NASDAQ Global Market. Immediately following closing of the Merger, the Shares will no longer meet the requirements for continued listing on The NASDAQ Global Market because the only stockholder will be Celgene. The NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger we intend to cause the surviving corporation to delist the Shares from the NASDAQ.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Receptos to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Receptos to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Receptos, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of  “affiliates” of Receptos and persons holding “restricted securities” of Receptos to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend to cause Receptos to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If the registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.
8.
Certain Information Concerning Receptos

The following description of Receptos and its business has been taken from the Form 10-K and is qualified in its entirety by reference to such report.
Receptos is a Delaware corporation with its principal executive offices located at 3033 Science Park Road, Suite 300, San Diego, California 92121. Receptos’ telephone number at such principal executive offices is (858) 652-5700.
Receptos is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapeutics for immune disorders. Receptos’ product candidates span three distinct specialty disease areas. Receptos is developing its lead asset, ozanimod (formerly RPC1063), as an oral therapy for the treatment of Relapsing Multiple Sclerosis (RMS) and Inflammatory Bowel Disease (IBD), which consists of Ulcerative Colitis (UC) and Crohn’s Disease (CD). Receptos is developing its second asset, RPC4046, for the treatment of an allergic/immune-mediated disorder, Eosinophilic Esophagitis (EoE), for which Receptos has been granted Orphan drug designation.
Available Information.   Receptos is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Receptos’ business, capital structure, operating results, financial condition, directors and officers (including their remuneration and stock options, restricted stock and restricted stock units granted to them), the principal holders of Receptos securities, any material interests of such persons in transactions with Receptos, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Receptos stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at 1 (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Receptos, who file electronically with the SEC. The address of that site is http://www.sec.gov.
Sources of Information.   Except as otherwise set forth herein, the information concerning Receptos contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, including the Form 10-K, and other public sources. The information concerning Receptos taken or derived from such documents and records is qualified in its entirety by reference to Receptos’ public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that any such information contains any material misstatements or omissions, none of Celgene, Purchaser, the Information Agent, the Dealer Manager, the Depositary or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning Receptos contained in such documents and records or for any failure by Receptos to disclose events which may have occurred or may affect the significance or accuracy of any such information.
9.
Certain Information Concerning Purchaser and Celgene

Purchaser.   Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is a direct wholly-owned subsidiary of Celgene. The principal executive offices of Purchaser are located at 86 Morris Avenue, Summit, New Jersey 07901 and Purchaser’s telephone number at such principal executive offices is (908) 673-9000.

Celgene.   Celgene is a Delaware corporation. Its shares are listed on The NASDAQ Global Select Market. Celgene is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. Celgene is dedicated to innovative research and development designed to bring new therapies to market and is involved in research in several scientific areas designed to deliver proprietary next-generation therapies, targeting areas including intracellular signaling pathways, protein homeostasis and epigenetics in cancer and immune cells, immunomodulation in cancer and autoimmune diseases and therapeutic application of cell therapies. The principal executive offices of Celgene are located at 86 Morris Avenue, Summit, New Jersey 07901 and Celgene’s telephone number at such principal executive offices is (908) 673-9000.
Additional Information.   The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of Celgene and the members of the board of directors and the executive officers of Purchaser are set forth in Schedule A to this Offer to Purchase.
None of Celgene, Purchaser or, to the knowledge of Celgene or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.
Except as set forth elsewhere in this Offer to Purchase: (a) none of Celgene, Purchaser or, to the knowledge of Celgene or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of Celgene, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Receptos, (b) none of Celgene, Purchaser or, to the knowledge of Celgene or Purchaser after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of Receptos during the past 60 days, (c) none of Celgene, Purchaser, their subsidiaries or, to the knowledge of Celgene or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Receptos (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (d) in the past two years, except as previously disclosed in Receptos’ filings with the SEC, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of Celgene, Purchaser, their subsidiaries or, to the knowledge of Celgene or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Receptos or any of its executive officers, directors or affiliates, on the other hand, and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of Celgene, Purchaser, their subsidiaries or, to the knowledge of Celgene or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Receptos or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Receptos securities, an election of Receptos directors or a sale or other transfer of a material amount of assets of Receptos.
We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all issued and outstanding Shares (other than any Cancelled Company Shares) solely for cash, (b) the Offer is not subject to any financing condition, and (c) if we consummate the Offer, we will acquire all remaining Shares (other than any Cancelled Company Shares) for the same cash price pursuant to the Merger.

10.
Background of the Offer; Contacts with Receptos

Celgene management and the Celgene board of directors (the “Celgene Board”) regularly consider and evaluate potential transactions and collaborations that align with Celgene’s businesses, strategic direction and ongoing business development plans.
In August 2013, Receptos’ representatives contacted Celgene to gauge its interest in pursuing a strategic transaction with Receptos. Receptos entered into the Nondisclosure Agreement (as defined below) with Celgene on August 28, 2013 and began sharing non-public information with Celgene.
From mid-September to the beginning of October 2013, Celgene conducted due diligence and continued discussions with Receptos regarding a potential acquisition. During the course of these discussions, Celgene indicated that it would be willing to consider moving forward with a transaction that included a significant contingent component, and Celgene and Receptos exchanged drafts of a merger agreement.
On October 7, 2013, Celgene informed Receptos that it was not going to further pursue a transaction at that time.
On December 5, 2013, Receptos announced that it had completed a pre-planned interim analysis of the Phase 2 portion of RADIANCE, its Phase 2/3 trial of ozanimod in RMS, the approval of the Data Monitoring Committee to initiate the Phase 3 portion of the study and the decision of Receptos to initiate the Phase 3 portion of RADIANCE.
On June 9, 2014, Receptos announced that the Phase 2 portion of the RADIANCE trial of ozanimod in RMS met its primary endpoint of reduction in MRI brain lesion activity with statistical significance after 24 weeks of treatment. Receptos also reported that safety and tolerability data from the trial provided support for a differentiated, potential best-in-class profile.
On October 27, 2014, Receptos announced that TOUCHSTONE, the Phase 2 trial of ozanimod in ulcerative colitis, met its primary endpoint and all secondary endpoints with statistical significance in patients on the 1 mg dose ozanimod in the 8-week induction period, with safety data consistent with the favorable profile observed in the RADIANCE Phase 2 trial in RMS. Based on those results, Receptos announced plans to initiate a Phase 3 program in 2015 to compare the safety and efficacy of the 1 mg dose of ozanimod to placebo in patients with ulcerative colitis and a plan to initiate a Phase 2 study of ozanimod for the treatment of Crohn’s disease.
In November 2014, Celgene contacted Faheem Hasnain, Receptos’ President and Chief Executive Officer, to discuss various strategic opportunities with Receptos, including a potential acquisition of Receptos. During these discussions, representatives of Celgene indicated that Celgene was interested in potentially pursuing an acquisition of, or other strategic transaction with, Receptos.
During December 2014 and January 2015, Receptos and Celgene continued to discuss the possibility of pursuing a strategic transaction.
On February 17, 2015, Celgene made an oral proposal to acquire Receptos for an approximate 65% premium over Receptos’ trading price at the time. The closing price of the Shares on February 13, 2015, the last day of trading before the proposal was made, was $115.83 per Share, implying a proposed price of approximately $191.12 per Share.
On February 25, 2015, Celgene delivered to Receptos a written, non-binding preliminary indication of interest to acquire Receptos for $193.00 per Share in cash, representing a premium of approximately 60% to the closing price of the Shares on February 24, 2015 of  $120.59 per share. Celgene indicated that its indication of interest would be subject to satisfactory completion of due diligence, approval of the Celgene Board and successful negotiation of a definitive agreement. Following receipt of the indication of interest, Receptos’ management invited Celgene to engage in further due diligence and delivered to Celgene the initial draft of the Merger Agreement.
On March 6, 2015, Celgene and Receptos entered into an amendment to the Nondisclosure Agreement to impose customary standstill obligations on Celgene.

During March 2015, Celgene continued its due diligence review of Receptos, including a face-to-face due diligence session with Receptos’ management on March 23, 2015.
On April 1, 2015, various media outlets reported rumors that Receptos was for sale and that different potential acquirors were considering bids. The trading price of the Shares on this day increased to as high as $202.96 per Share during trading hours before closing at $173.44 per Share, compared to a closing price of  $164.89 per Share on the previous day.
Also on April 1, 2015, Celgene informed Receptos that it needed more time to consider a possible transaction with Receptos. Between mid-April through the first week of May 2015, Celgene had a number of discussions with Mr. Hasnain to provide updates on Celgene’s timeline and to facilitate Celgene’s ongoing evaluation of a potential strategic transaction with Receptos.
On April 15, 2015, representatives of Celgene’s management provided information regarding Receptos to the Celgene Board and discussed the possibility of pursuing a transaction with Receptos.
On April 16, 2015, Receptos announced that in the maintenance period of the Phase 2 TOUCHSTONE trial of ozanimod in ulcerative colitis, the trial met all of its efficacy endpoints with statistical significance in patients on the 1 mg dose of ozanimod after 32 weeks of treatment. Receptos also announced that the overall safety and tolerability of ozanimod was consistent with the results of TOUCHSTONE’s induction period and those observed in the RADIANCE Phase 2 trial in RMS, and continued to support the potential for orally administered ozanimod to improve the treatment paradigm for ulcerative colitis patients.
On May 1, 2015, representatives of Celgene and Receptos had a call to discuss certain due diligence matters in connection with the evaluation of a potential strategic transaction.
At the end of the first week of May, Celgene informed Receptos that it was suspending discussions regarding a possible transaction with Receptos at that time.
On May 22, 2015, Celgene received a letter from Receptos requesting the return or destruction of any of Receptos’ confidential information that was in Celgene’s possession.
On June 10, 2015, various media outlets reported that several publicly traded pharmaceutical companies were considering bids to acquire Receptos. The closing price of the Shares that day was $180.52 per Share, compared to an opening price of  $160.09 per Share.
On June 17, 2015, at a regularly scheduled meeting of the Celgene Board, representatives of Celgene’s management discussed the possibility of a transaction with Receptos with the Celgene Board. Following discussions and deliberations, the Celgene Board authorized representatives of Celgene management to continue to pursue a transaction and to negotiate the terms of a definitive agreement with Receptos.
On June 18, 2015, Robert Hugin, the Chief Executive Officer of Celgene, contacted Mr. Hasnain to express interest in renewing discussions regarding a potential business combination involving Celgene and Receptos. Mr. Hugin indicated that a representative of Celgene would contact or meet Mr. Hasnain the following week to discuss an offer.
On June 24, 2015, representatives of Celgene orally conveyed an indication of interest to Mr. Hasnain to acquire to Receptos for $207.00 per Share in cash. Mr. Hasnain responded that he felt that Celgene would need to increase its proposed price per Share.
On June 25, 2015, representatives of Celgene requested that Receptos provide Celgene with additional financial information to assist Celgene in its evaluation of a potential transaction with Receptos, which Receptos later provided.
On June 25 and June 26, 2015, Mr. Hasnain and representatives of Celgene continued to discuss the financial terms of Celgene’s indication of interest.
On June 26, 2015, Celgene sent Receptos a written, non-binding proposal to acquire Receptos for $230.00 per Share in cash subject to the completion of due diligence, approval of the Celgene Board and successful negotiation of a definitive agreement. The proposed transaction would not be subject to any financing condition. In the proposal, Celgene expressed a desire to effectuate the acquisition via tender offer so that a transaction would close as promptly as practicable. Under separate cover, Celgene delivered to Receptos a revised draft of the Merger Agreement that Receptos had originally delivered to Celgene on February 25, 2015. The closing price of the Shares on June 25, 2015, the day before the proposal was received, was $183.54 per Share.
On June 28, 2015, Mr. Hasnain spoke to a representative of Celgene and informed him that Celgene would need to increase its proposed price per Share.
On June 30, 2015, following additional discussions between representatives of Receptos and Celgene, Celgene orally increased its offer to acquire Receptos to $232.00 per Share.
On July 2, 2015, Latham & Watkins LLP, outside counsel to Receptos (“Latham & Watkins”) sent a revised draft of the Merger Agreement to Proskauer Rose LLP, outside counsel to Celgene (“Proskauer”).
During the week of July 5, 2015, Celgene and its advisors, which included J.P. Morgan Securities LLC (“J.P. Morgan”) and Citigroup Global Markets Inc., each of which had been engaged by Celgene in connection with its consideration of a transaction with Receptos, continued its due diligence review of Receptos. This included face-to-face due diligence sessions between representatives of Celgene and Receptos on July 9 and 10.
Also during the week of July 5, 2015, at the direction of Receptos and Celgene, respectively, representatives of Latham & Watkins and Proskauer negotiated various provisions of the draft Merger Agreement, including the covenant relating to the parties’ respective obligations to consummate the transaction, the proposed Company Termination Fee (as defined below) and a termination fee payable by Celgene in the event the Merger Agreement were to be terminated for failure to obtain regulatory approvals.
On the evening of July 10, 2015, Latham & Watkins sent a revised draft of the Merger Agreement to Proskauer.
Between July 12 and July 14, 2015, representatives of Proskauer and Latham & Watkins negotiated satisfactory resolution of all of the open issues in the Merger Agreement.
On July 13, 2015, the Celgene Board held a special meeting, with members of management and representatives of J.P. Morgan and Proskauer present, to consider approval of the proposed Merger Agreement with Receptos. Following discussions and deliberations, the Celgene Board unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger.
On the afternoon of July 14, 2015, Celgene, Purchaser and Receptos executed and delivered the Merger Agreement. Following the close of U.S. stock markets on July 14, 2015, Receptos and Celgene issued a joint press release announcing the execution of the Merger Agreement.
On July 28, 2015, Purchaser commenced the Offer.
11.
Purpose of the Offer and Plans for Receptos; Merger Agreement and Other Agreements

Purpose of the Offer and Plans for Receptos.   The purpose of the Offer and the Merger is for Celgene, through Purchaser, to acquire control of, and the entire equity interest in, Receptos. The Offer, as a first step in the acquisition of Receptos, is intended to facilitate the acquisition of all the Shares. Pursuant to the Merger under Section 251(h) of the DGCL, we will acquire all of the capital stock of Receptos not purchased pursuant to the Offer. Stockholders of Receptos who sell their Shares in the Offer will cease to have any equity interest in Receptos or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in Receptos. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of Receptos will not bear the risk of any decrease in the value of Receptos.
In accordance with the Merger Agreement, if we accept for payment and pay for at least a majority of the issued and outstanding Shares in the Offer, we will acquire the remaining Shares pursuant to the Merger.
Celgene is conducting a detailed review of Receptos and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of Receptos during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Receptos’ business, operations, capitalization and management with a view of optimizing development of Receptos’ potential in conjunction with Celgene’s existing businesses. Possible changes could include changes in Receptos’ business, corporate structure, charter, by-laws, capitalization, board of directors, management and dividend policy, although, except as disclosed in this Offer to Purchase, Celgene and Purchaser have no current plans with respect to any of such matters.
Except as disclosed in this Offer to Purchase, we do not have any present plans or proposals that would result in an extraordinary corporate transaction involving Receptos or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in Receptos’ capitalization, corporate structure, business or composition of its management or board of directors.
The Merger Agreement.   The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO that we have filed with the SEC on July 28, 2015 (the “Schedule TO”) and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Receptos.”
The Offer.   The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the Offer Conditions described in Section 13 — “Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the Expiration Date (the “Acceptance Time”).
The Merger Agreement requires us to: (a) if requested by Receptos, extend the Offer for one or more successive periods of up to 15 business days per extension (or such longer periods as may be approved in advance by Receptos) if, at the time the Offer is scheduled to expire, any of the Offer Conditions, other than the Minimum Condition, are not satisfied or have not been waived (provided that such condition or conditions are capable of being satisfied on or before July 14, 2016); (b) extend the Offer for a period of 10 business days (or such longer periods as may be approved in advance by Receptos), if, at the time the Offer is scheduled to expire, the Minimum Condition is not satisfied but all other Offer Conditions are satisfied or have been waived, on no more than two occasions (provided that we may extend the Offer for additional periods in our sole and absolute discretion); and (c) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or the NASDAQ applicable to the Offer.
The Merger Agreement provides that Purchaser may (but shall not be required to), and the Offer to Purchase shall reserve the right to, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 under the Exchange Act) of not less than three nor more than 20 business days immediately following the expiration of the Offer. Subject to the terms and conditions of the Merger Agreement and the Offer, Purchaser will accept for payment, and pay for, all Shares that are validly tendered during any “subsequent offering period” promptly (within the meaning of Section 14e-1(c) under the Exchange Act) after any such Shares are validly tendered during such “subsequent offering period.” Notwithstanding the foregoing, Purchaser has agreed not to (and Celgene has agreed to cause Purchaser not to) commence any “subsequent offering period” after the Acceptance Time if the Merger can be effected under Section 251(h) of the DGCL.
Recommendation.   Receptos has represented to us in the Merger Agreement that the Receptos Board (at a meeting duly called and held) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Receptos and its stockholders, (ii) taken as of the date of the Merger Agreement, and has determined to take at all times on or prior to the Effective Time, all actions so that the restrictions contained in Section 203 of the DGCL applicable to “business combinations” (as defined in Section 203(c) of the DGCL) are and will be inapplicable to the execution, delivery and performance of the Merger Agreement and the Tender and

Support Agreement, and to the consummation of the Offer, the Merger and the other transactions contemplated thereby, (iii) approved the execution and delivery by Receptos of the Merger Agreement, the performance by Receptos of its covenants and agreements contained therein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained therein, and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer; provided, that such recommendation may be withheld, withdrawn, amended or modified solely in accordance with the terms of the Merger Agreement.
The Merger.   The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into Receptos and Receptos will survive the Merger as a wholly-owned subsidiary of Celgene. The Merger will be effected under Section 251(h) of the DGCL as soon as practicable following consummation of the Offer, without any stockholder vote.
Charter, Bylaws, Directors and Officers.   At the Effective Time, the certificate of incorporation of Receptos will be amended and restated in its entirety to read in the form attached as Exhibit B of the Merger Agreement and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation. Also at the Effective Time, the bylaws of Purchaser, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time will become the initial directors of the Surviving Corporation and the individuals designated by Celgene will become the initial officers of the Surviving Corporation.
Conversion of Shares.   Each Share issued and outstanding immediately prior to the Effective Time (other than any Cancelled Company Shares, any Dissenting Shares and the Accepted Shares) will be converted into the right to receive $232.00 per Share, net to the holder thereof, subject to deduction for applicable withholding taxes, in cash (the “Merger Consideration”) without interest thereon, payable to such holder upon surrender of the certificate formerly representing (or upon book-entry transfer of) such Shares. The Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reclassification, combination, exchange of shares or other like change with respect to Shares occurring during the period from the date of the Merger Agreement to the Effective Time. At the Effective Time, all of the Cancelled Company Shares (if any) and the Accepted Shares will be canceled and extinguished, and no further consideration will be paid for such Shares. At the Effective Time, each share of Purchaser’s common stock outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. The Shares of stockholders who properly and validly exercise their appraisal rights in accordance with Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration, but instead will be entitled to only such rights as are granted by Section 262 of the DGCL.
Treatment of Equity Awards.   The Merger Agreement provides that the Receptos Board shall take such action so that, at the Effective Time, and without any action on the part of any holder thereof, whether or not then exercisable or vested (in each case, subject to the terms and conditions in the Merger Agreement):
(a)
each outstanding option will automatically be cancelled and converted into only the right to receive (without interest) an amount in cash, less applicable tax withholdings, equal to (x) the excess, if any, of  (A) the Merger Consideration over (B) the per share exercise price of such option multiplied by (y) the number of Shares underlying such option; and

(b)
each outstanding restricted stock unit will be converted into only the right to receive (without interest) an amount in cash, less applicable tax withholdings, equal to (x) the Merger Consideration multiplied by (y) the number of Shares underlying such restricted stock unit.

The Merger Agreement also provides that (i) for each outstanding option that is vested and exercisable at the Effective Time, payment will be made in a lump sum as soon as reasonably practicable (but not later than the first payroll period) after the Effective Time, and (ii) for each outstanding option that is not vested at the Effective Time and for each outstanding restricted stock unit, payment will be made on the later of the Effective Time and December 31, 2015, subject to the former award holder’s continued employment with Celgene, Receptos, the Surviving Corporation or any of their respective affiliates through the payment date (except that payment will be made earlier if the former award holder dies or becomes disabled or his or her employment is terminated without cause or for good reason or if the former award is subject to earlier vesting pursuant to the original terms thereof). Outstanding options that are not vested as of the Effective Time and outstanding restricted stock units, in either case, that are held by Receptos non-employee directors will become vested and, if applicable, exercisable, in full at the Effective Time, and the related cash consideration will be paid in a lump sum as soon as reasonably practicable (but not later than the first payroll period) after the Effective Time. If the exercise price per share of any option, whether vested or unvested or exercisable or unexercisable as of the Effective Time, is equal to or greater than the Offer Price, such option will automatically terminate and be canceled without payment of any consideration to the holder thereof.
Representations and Warranties. In the Merger Agreement, Receptos has made customary representations and warranties to Celgene and Purchaser with respect to, among other matters: organization and qualification; capitalization; subsidiaries; power and authority; the enforceability of the Merger Agreement; the vote of Receptos stockholders required to approve the Merger if Section 251(h) of the DGCL was not in effect; required governmental authorizations; the non-contravention by the Merger Agreement of Receptos’ organizational documents and contracts; SEC filings, financial statements and internal controls; the absence of undisclosed liabilities; the absence of certain changes to the business of Receptos since January 1, 2015; the absence of a Company Material Adverse Effect (as defined below); information provided or included in the Schedule TO and other documents relating to the Offer; litigation; material contracts; employee benefit plans; taxes; environmental matters; intellectual property; compliance with law and permits; regulatory compliance; insurance; real and personal property; related party transactions; the opinion of its financial advisor; billing arrangements; and brokers’ fees. Each of Celgene and Purchaser has made customary representations and warranties to Receptos with respect to, among other matters, organization and qualification; power and authority; the enforceability of the Merger Agreement; required governmental authorizations; the non-contravention by the Merger Agreement of their organizational documents and material contracts; capitalization and operation of Purchaser; the absence of litigation relating the Merger Agreement; that neither is an “interested stockholder” within the meaning of Section 203 of the DGCL; availability of financing; and brokers’ fees.
As defined in the Merger Agreement, and for purposes of the Offer, “Company Material Adverse Effect” means any change, condition, occurrence, effect, event, circumstance or development (each a “Change”), individually or in the aggregate, and taken together with all other Changes that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Receptos and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impair the ability of Receptos to consummate the Merger and the other transactions contemplated by the Merger Agreement; provided that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following will be deemed to be or constitute a Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect has occurred, to the extent such Changes do not disproportionately affect Receptos and its subsidiaries in any material respect relative to other companies operating in any industry or industries in which Receptos and its subsidiaries operate in the event of subclauses (i) through (vi) below:
(i)
general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)
conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(iii)
conditions (or changes in such conditions) in the industries in which Receptos and its subsidiaries conduct business;

(iv)
political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v)
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)
changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii)
the announcement of, or the compliance with the express terms of, the Merger Agreement, or the pendency or consummation of the transactions contemplated thereby, including (A) the identity of Celgene, (B) any departure or termination of any officers, directors, employees or independent contractors of Receptos or its subsidiaries, (C) the termination or potential termination of  (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in Receptos’ relationships with any of its customers, suppliers, distributors or other business partners;

(viii)
data derived from clinical trials being conducted by or on behalf of Receptos or its subsidiaries or the announcements thereof  (but not, in each case, the underlying cause of such data to the extent such cause relates to any adverse event that would require a report to the United States Food and Drug Administration or any successor thereto (the “FDA”) pursuant to 21 C.F.R. 312.32(c)(1) or 21 C.F.R. 312.32(c)(2), or any foreign equivalent thereof  (a “Serious Adverse Event”);

(ix)
any determination by, or delay of a determination by, the FDA or any other governmental authority, or any panel or advisory body empowered or appointed thereby, or any indication that any such entity, panel or body will make any determination or delay in making any determination, with respect to the approvability, labeling, contents of package insert, prescribing information, risk management profile, CMC matters, pre-approval inspection matters or requirements relating to the results of any pre-clinical or clinical testing sponsored by Receptos, any of its competitors or any of their respective collaboration partners (but not, in each case, the underlying cause of such determination or delay of a determination to the extent such cause relates to any Serious Adverse Event);

(x)
any recommendations or statements published or proposed by any professional medical organization, governmental authority or panel or advisory body empowered or appointed thereby, relating to products or product candidates of Receptos or any of its competitors (but not, in each case, the underlying cause of such recommendations or statements to the extent such cause relates to any Serious Adverse Event);

(xi)
any actions taken or failure to take action, in each case, by Celgene or any of its controlled affiliates, or to which an officer of Celgene has consented, or which an officer of Celgene has requested, or the taking of any action required by the express terms of the Merger Agreement, or the failure to take any action prohibited by the express terms of the Merger Agreement;

(xii)
changes in Receptos’ stock price or the trading volume of Receptos’ stock, in and of itself, or any failure by Receptos to meet any estimates or expectations of Receptos’ revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Receptos to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself  (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or
(xiii)
any legal proceedings made or brought by any of the current or former stockholders of Receptos (on their own behalf or on behalf of Receptos) against Receptos arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement.

The Merger Agreement and the above description thereof have been included to provide Receptos stockholders with information regarding the terms of the agreement. They are not intended to provide any other factual information about Receptos or Celgene or their respective subsidiaries or affiliates or stockholders. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to Receptos stockholders. Receptos stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Receptos’ or Celgene’s public disclosures. Accordingly, Receptos stockholders should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about Receptos or Celgene and their respective subsidiaries that the respective companies include in reports, statements and other filings they make with the SEC.
Covenants.   The parties have agreed to a number of customary covenants in the Merger Agreement, including, among others, the covenants described below.
Conduct of Business.   The Merger Agreement obligates Receptos and its subsidiaries, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, to conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice, and use its reasonable best efforts to maintain and preserve intact its business organization, preserve the present relationships and goodwill with parties having significant business relationships with Receptos or any of its subsidiaries, keep available the services of its current officers and key employees, maintain in effect all material permits pursuant to which Receptos and its subsidiaries currently operate and maintain and enforce in all material respects the intellectual property rights possessed by Receptos. Without limiting the generality of the foregoing, and subject to certain exceptions, Receptos and its subsidiaries may not take any of the following actions without the prior written consent of Celgene (which consent will not be unreasonably conditioned, withheld or delayed):
(i)
issue, sell, deliver, transfer, convey, dispose of, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, delivery, transfer, conveyance, disposition, grant of options or rights to purchase or pledge, any Shares or other Receptos securities;

(ii)
repurchase, acquire or redeem, directly or indirectly or amend any Shares or other Receptos securities;

(iii)
split, combine, reclassify, subdivide, exchange, recapitalize or enter into any similar transaction in respect of Receptos capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of Receptos capital stock;

(iv)
(a) make any acquisition or disposition, by means of a merger, consolidation, recapitalization, joint venture or otherwise, of any business, assets or securities or any sale, lease, license, encumbrance or other disposition of any business, assets or securities of Receptos or any of its subsidiaries or any third party, in each case, in excess of a specified threshold, (b) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization of Receptos or its subsidiaries, (c) merge or consolidate with or into any other entity or person, (d) enter into any contract that contains a change of control or similar provision that would require a material payment to the other party or parties thereto in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (e) enter into a material contract, amend any material contract in any material respect, terminate any material contract or grant any release or relinquishment of any material rights under any material contract, or (f) enter into, modify, supplement or amend any material lease or sublease of any real property;
(v)
(a) incur, assume or otherwise become liable or responsible for any long-term debt or short-term debt, (b) repay, redeem or repurchase any long-term or short-term debt or (c) cancel any material debt or claim owed to Receptos or any of its subsidiaries;

(vi)
assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any third party;

(vii)
make any loans, advances or capital contributions to, or investments in, or forgive any loans of, any third party;

(viii)
change in any material respect any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable law;

(ix)
adopt or change any method of tax accounting, make or change any material tax election, extend the statute of limitations or file any extension request relating to material taxes with any governmental authority, amend any material tax return, or settle or compromise any material income tax liability;

(x)
adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents);

(xi)
(a) increase the compensation (cash or equity) or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, (b) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (c) pay or award, or commit to pay or award, any bonuses or incentive compensation, (d) enter into any employment, consulting, severance, retention or termination agreement (including offer letters) with any of its directors, officers, employees or individual contractors, (e) establish, adopt, enter into, amend or terminate any collective bargaining agreement or employee benefit plan, or (f) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors;

(xii)
incur any capital expenditure or any obligations, liabilities or indebtedness in respect thereof in excess of a specified threshold;

(xiii)
discharge, settle or compromise any suit, action, claim, proceeding or investigation in excess of a specified threshold;

(xiv)
(a) hire or terminate (other than for cause) the employment or service of any officer or employee (whose target compensation is in excess of a specified threshold) of Receptos or any of its subsidiaries or appoint any person to a position of executive officer or director of Receptos or any of its subsidiaries, or (b) promote any officers or employees;

(xv)
form or commence the operations of any business or any corporation, partnership, limited liability company, joint venture, business association or other business organization or enter into any new line of business;

(xvi)
enter into any contract or transaction between Receptos or any of its subsidiaries, on the one hand, and any affiliate of Receptos or any of its subsidiaries on the other hand;

(xvii)
waive, release or assign any material rights or claims or make any material payment, directly or indirectly, of any liability of Receptos or any of its subsidiaries before the same comes due in accordance with its terms;

(xviii)
amend or modify the compensation terms or any other obligations of Receptos contained in the engagement letter with its financial advisor in a manner adverse to Receptos, any of its subsidiaries or Celgene or engage other financial advisers in connection with the transactions contemplated by the Merger Agreement;

(xix)
enter into, amend or cancel any insurance policies;

(xx)
sell, license, assign, transfer, abandon or otherwise dispose of, any intellectual property; or

(xxi)
authorize, offer, agree or commit to take any of the foregoing actions.

No Solicitation.   Receptos and its subsidiaries have agreed to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties previously conducted with respect to any proposal that constitutes or would reasonably be expected to lead to any Acquisition Proposal (as defined below). Receptos has also agreed to not, and to instruct its representatives not to, directly or indirectly (i) whether publicly or otherwise, solicit, initiate, induce, cause, knowingly encourage or knowingly take any other action designed to facilitate or assist, any proposal, inquiry, indication of interest or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any third-party any non-public information relating to Receptos, or afford to any third-party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Receptos, in any such case with the intent to encourage, induce, facilitate or assist the making, submission or announcement of any proposal, inquiry, indication of interest or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iii) conduct, participate, maintain or engage in, or continue to conduct, participate, maintain or engage in, discussions or negotiations with any third party, or take any action, with respect to any proposal, inquiry, indication of interest or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (provided that Receptos or any of its representatives are not prohibited from informing any third party of the non-solicitation provisions set forth in the Merger Agreement or contacting the third party or its representatives that made any Acquisition Proposal solely for the purpose of seeking clarification of solely those terms or conditions of such Acquisition Proposal that require clarification so as to determine whether such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal (as defined below)), (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent expressly permitted pursuant to Merger Agreement), (v) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document, or any contract or commitment contemplating or otherwise providing for or relating to an Acquisition Transaction (as defined below) (other than a confidentiality agreement in accordance with the terms set forth in the Merger Agreement) (an “Alternative Acquisition Agreement”), (vi) take any action to make the provisions of any state takeover statute or similar statute or regulation (including the restrictions under Section 203 of the DGCL), or any anti-takeover provision in Receptos’ organizational documents, inapplicable to any transactions contemplated by an Acquisition Proposal, (vii) amend or grant any waiver or release under, or fail to enforce, any standstill or similar contract with respect to any class of equity securities of Receptos or any of its subsidiaries, or (viii) propose or agree to any of the foregoing. Receptos also agreed to request within two business days following the date of the Merger Agreement, that each third-party that previously executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal return all confidential information previously furnished to or for the benefit of such third-party by or on behalf of Receptos or its representatives.
The Merger Agreement requires that as promptly as practicable, and in any event within 24 hours, following receipt by Receptos, any of its subsidiaries or any of their respective representatives of  (i) an Acquisition Proposal, (ii) any request for nonpublic information, to engage in negotiations or discussions regarding, or any other inquiry that would reasonably be expected to lead to, an Acquisition Proposal, or (iii) any request for a waiver or release under any standstill or similar contract, Receptos will provide Celgene with oral and written notice of  (a) the receipt of such Acquisition Proposal, request or inquiry, (b) the material terms and conditions of such Acquisition Proposal, request or inquiry (including any financing arrangements), and (c) the identity of the third-party or group making such Acquisition Proposal, request or inquiry and a copy of all written materials provided by such third-party or group in connection with such Acquisition Proposal, request or inquiry. Receptos is required to keep Celgene informed as promptly as practicable with respect to the status and details of such Acquisition Proposal, request or inquiry (and in any event within 24 hours following any changes to such Acquisition Proposal, request or inquiry), including by providing copies of all written materials received by Receptos, any of its subsidiaries or their respective representatives relating to such Acquisition Proposal after written notice of such Acquisition Proposal is delivered to Celgene.
Pursuant to the Merger Agreement, prior to the Acceptance Time, Receptos may request clarifications from, waive provisions or a standstill or similar contract applicable to, enter into or participate in discussions or negotiations with or furnish information to, any third-party or group in response to an unsolicited, written Acquisition Proposal that could reasonably be expected to lead to a Superior Proposal, in each case, made after the date of the Merger Agreement and under circumstances not otherwise involving a breach of the Merger Agreement, if  (i) such action is taken subject to a confidentiality agreement entered into in accordance with the terms of the Merger Agreement and (ii) the Receptos Board reasonably determines in good faith, after consultation with outside legal counsel, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law. Receptos is required to, prior to or substantially with the provision of any non-public information of Receptos to any third-party or person who has made an Acquisition Proposal, provide such information to Celgene (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to Celgene.
“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Celgene or Purchaser) relating to an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) resulting in: (i) any purchase from, or acquisition by, any third-party or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of Receptos or any tender offer or exchange offer that if consummated would result in any third-party or group beneficially owning 20% or more of the total outstanding voting securities of Receptos; (ii) any merger, consolidation, business combination or other similar transaction involving Receptos or its subsidiaries (A) pursuant to which any third-party or group, other than the Receptos stockholders (as a group) immediately prior to the consummation of such transaction, would hold Shares representing more than 20% of the voting power of the surviving entity after giving effect to the consummation of such transaction or (B) as a result of which the Receptos stockholders (as a group) immediately prior to the consummation of such transaction would hold Shares representing less than 80% of the voting power of the surviving entity after giving effect to the consummation of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 20% of the assets of Receptos or its subsidiaries on a consolidated basis determined on a book-value basis, it being understood that voting securities of any subsidiaries of Receptos are to be deemed assets of Receptos; (iv) any license, collaboration, co-marketing or similar arrangement with any third party in respect of specified products of Receptos; or (v) any liquidation or dissolution of Receptos; provided that the Merger and the transactions contemplated by the Merger Agreement will not be deemed an Acquisition Proposal in any case.
“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal for an Acquisition Transaction made after the date of the Merger Agreement on terms that the Receptos Board determines in good faith, after consultation with outside legal counsel and its financial advisor, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal deemed relevant by the Receptos Board, including the identity of the third-party making such proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any adjustments to the terms and conditions of the Merger Agreement proposed by Celgene and Purchaser in response to such proposal or otherwise, to be more favorable to Receptos stockholders from a financial point of view than the terms of the Merger and reasonably likely to receive all required governmental approvals and otherwise reasonably capable of being completed on the terms proposed; provided that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to (i) ”more than 20%” in the definition of  “Acquisition Transaction” will be deemed to be references to “more than 80%” and (ii) “less than 80%” will be deemed to be references to “less than 20%.”
Receptos Board Recommendation.   Subject to the provisions described below, the Receptos Board agreed to recommend that the stockholders of Receptos accept the Offer and tender their Shares to

Purchaser pursuant to the Offer. This is referred to as the “Receptos Board Recommendation.” Except as otherwise permitted by the Merger Agreement, Receptos agreed that neither the Receptos’ Board nor any committee thereof will: (i) withhold, withdraw, amend, modify or qualify in a manner adverse to Celgene or Purchaser, the Receptos Board Recommendation; (ii) approve, adopt, declare advisable, endorse or recommend an Acquisition Proposal or publicly propose to approve, adopt, declare advisable, endorse or recommend an Acquisition Proposal (each of clauses (i) and (ii), a “Receptos Board Recommendation Change”); or (iii) cause or permit Receptos or any of its subsidiaries to enter into any Alternative Acquisition Agreement; provided that a “stop, look and listen” communication by the Receptos Board or any committee thereof to the Receptos stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, will not be deemed to be a Receptos Board Recommendation Change.
Notwithstanding the foregoing restrictions or anything to the contrary set forth in the Merger Agreement, at any time prior to the Acceptance Time, (i) in response to the receipt of a Superior Proposal or an Intervening Event (as defined below), the Receptos Board is permitted to effect a Receptos Board Recommendation Change or (ii) in response to the receipt of a Superior Proposal, Receptos may terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if, in each case all of the following conditions are met:
(i)
a Superior Proposal with respect to Receptos has been made and has not been withdrawn or an Intervening Event has occurred;

(ii)
Receptos shall have delivered to Celgene written notice (a “Change of Recommendation Notice”) at least four business days prior to effecting such Receptos Board Recommendation Change or termination of the Merger Agreement, which notice shall state expressly (a) that it has received a Superior Proposal or an Intervening Event has occurred, (b) in the case of a Superior Proposal, the material terms and conditions of such Superior Proposal (including any financing arrangements) and the identity of the third-party or group making such Superior Proposal and a copy of all written materials provided by such third-party or group in connection with such Superior Proposal, or, in the case of an Intervening Event, the material facts and circumstances related to such Intervening Event, and (c) that it intends to terminate the Merger Agreement pursuant to the terms of the Merger Agreement or effect a Receptos Board Recommendation Change;

(iii)
the Receptos Board has concluded in good faith, after consultation with outside legal counsel, that the failure to effect a Receptos Board Recommendation Change or terminate the Merger Agreement pursuant to its terms would be inconsistent with its fiduciary duties under applicable law; and

(iv)
in the case of a Superior Proposal, the Superior Proposal did not involve a material breach by Receptos, any of its subsidiaries or any of their respective representatives of any of the provisions of the Merger Agreement pertaining to non-solicitation or the Receptos Board Recommendation.

After delivering a Change of Recommendation Notice, Receptos has agreed to provide Celgene with four business days to make adjustments to the terms and conditions of the Merger Agreement, and to consider and negotiate in good faith with Celgene and its representatives such adjustments to the terms and conditions of the Merger Agreement. The Receptos Board may not terminate the Merger Agreement or effect a Receptos Board Recommendation Change until the expiration of the four business day period and unless and until the Receptos Board concludes in good faith, after considering Celgene’s adjustments to the terms and conditions of the Merger Agreement and consultation with outside legal counsel, that the failure to terminate the Merger Agreement or effect a Receptos Board Recommendation Change would be inconsistent with its fiduciary duties under applicable law. In the event of any material amendment or modification to any Superior Proposal, Receptos will promptly (but in any event within 24 hours of occurrence) notify Celgene of any such amendment or modification and, for each of the first three such amendments or modifications to such Superior Proposal, the Receptos Board and its representatives will be required to negotiate in good faith with Celgene regarding any adjustments to the terms and conditions of the Merger Agreement proposed by Celgene in response to such amendment or modification until the later to occur of two business days after the Receptos Board provides written notice of such amendment or modification to Celgene and the end of the original four business day period described above. In the event there is a Receptos Board Recommendation Change made in compliance with the provisions of the Merger Agreement with respect to a Superior Proposal, Receptos will only enter into an Alternative Acquisition Agreement with respect thereto by terminating the Merger Agreement and paying Celgene the Company Termination Fee.
“Intervening Event” means an event, change, effect, fact, condition, circumstance, development or occurrence that is material to Receptos and its subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, the Receptos Board prior to the date of the Merger Agreement, which event, change, effect, fact, condition, circumstance, development or occurrence becomes known to the Receptos Board prior to the Acceptance Time and does not involve or relate to any Acquisition Proposal, fluctuation in the market price or trading volume of the Shares, in and of itself, or any results of any clinical trials.
Appropriate Action; Consents; Filings.   Each of Celgene, Purchaser and Receptos have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things reasonably necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by Merger Agreement, including using reasonable best efforts to: (i) cause the Offer Conditions and the conditions to the Merger to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental authorities and any third-party and make all necessary registrations, declarations, notifications and filings with governmental authorities or any third-party, that are necessary to consummate the Offer and the Merger; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any material contracts to which Receptos or any of its subsidiaries is a party in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.
Both Celgene and Receptos have agreed, on behalf of themselves and their respective affiliates, that, between the date of the Merger Agreement and the Effective Time, neither Celgene nor Receptos will, and neither Celgene nor Receptos will cause their respective affiliates to, enter into any definitive agreements or arrangements for, or consummate an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any ownership interest or assets of any third-party if such ownership interest or assets would reasonably be expected to result in any delay in obtaining, or to result in the failure to obtain, any regulatory approvals required in connection with the transactions contemplated by the Merger Agreement or would otherwise reasonably be expected to prevent or delay the Merger.
Each of Celgene and Purchaser (and their respective affiliates, if applicable), on the one hand, and Receptos, on the other hand, have agreed to file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) a Notification and Report Form relating to the Merger Agreement and the transactions contemplated thereby as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) as soon as practicable after the date of the Merger Agreement but in no event later than 15 days following the date of the Merger Agreement. Each of Celgene and Receptos will (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC or the DOJ, and (iv) use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any antitrust laws. Celgene will not extend any waiting period under the HSR Act or enter into any agreement with the FTC, the Antitrust Division of the DOJ (the “Antitrust Division”) or any other governmental authority not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of Receptos (which consent will not be unreasonably withheld, conditioned or delayed). In no event will Celgene be required to (a) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, conduct of business restrictions, or a sale or disposition of assets or businesses or a license or grant of commercialization rights to businesses, products, product lines, fields of use or assets of Celgene or its affiliates (including, after the closing of the transactions contemplated by the Merger Agreement, the Surviving Corporation and its affiliates), or (b) contest or resist any legal proceeding or seek to have vacated, lifted, reversed or overturned any order, decision, judgment, writ, injunction, decree, award or other determination of any governmental authority that may result from such legal proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement; provided that Celgene will have the right, in its sole discretion, to take any of the actions described in the foregoing subclause (b), and, if Celgene elects to take any such action, Receptos is required to reasonably cooperate with Celgene in connection therewith.
If any party to the Merger Agreement (or affiliate thereof) receives a request for additional information or documentary material from any governmental authority with respect to the transactions contemplated by the Merger Agreement pursuant to the HSR Act with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in substantial compliance with such request. To the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental authority, the parties agreed to (i) give each other reasonable advance notice of all meetings and conference calls with any governmental authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any oral communications with any governmental authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a governmental authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any governmental authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the Offer Conditions and conditions to the Merger relating to the HSR Act and antitrust approval.
Notification of Certain Matters.   Receptos has agreed to give Celgene prompt notice upon becoming aware of any breach by Receptos of a representation, warranty or covenant that would reasonably be expected to cause the related Offer Conditions not to be satisfied. Celgene has similarly agreed to give Receptos prompt notice after obtaining knowledge of any breach by Celgene of a representation, warranty or covenant that would reasonably be expected to prevent, materially delay or materially impair the ability of Celgene to consummate the Merger and the transactions contemplated by the Merger Agreement.
Public Announcements.   Celgene and Receptos have agreed not to make any press release or other public announcement regarding the Merger Agreements or the transactions contemplated thereby without the prior consent of the other, except as required by applicable law, governmental authority or any rules and regulations of the NASDAQ. If a party is required to make a press release or announcement, it agreed to use its reasonable best efforts to allow the other party a reasonable opportunity to comment on the release or other public announcement prior to its issuance.
Employee Matters.   Pursuant to the terms of the Merger Agreement, for a period of 12 months following the Effective Time, the Surviving Corporation is required to (and Celgene has agreed to cause the Surviving Corporation to) provide to each employee of Receptos and its subsidiaries who, as of the Effective Time, continue his or her employment with Receptos or any of its subsidiaries (each, a “Continuing Employee”) (i) a base salary or wage rate, as applicable, and annual cash bonus opportunity, in each case, that is not less favorable than the base salary or wage rate (as applicable) and annual bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time, and (ii) other compensation and benefits (excluding benefits provided pursuant to any defined benefit pension plans) that are either, in Celgene’s sole discretion, (A) taken as a whole, at least as favorable in the aggregate to the other compensation and benefits provided to such Continuing Employee immediately prior to the Effective Time or (B) taken as a whole, substantially similar to the other compensation and benefits provided to similarly situated employees of Celgene and its affiliates.
To the extent that any employee benefit plan or other compensation or severance arrangement of the Surviving Corporation or any of its subsidiaries or any employee benefit plan or other compensation or severance arrangement of Celgene is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation will (and Celgene will cause the Surviving Corporation to) credit each Continuing Employee for all service with Receptos and its subsidiaries prior to the Effective Time solely for purposes of eligibility to participate, vesting and entitlement to vacation/paid time off benefits where length of service is relevant, in each case, to the same extent as such Continuing Employee was entitled prior to the Effective Time under any similar plan. Service need not be credited (i) to the extent that it would result in duplication of coverage or benefits, (ii) under a newly established plan for which prior service is not taken into account or with respect to any equity based compensation, or (iii) if it results in benefit accruals under a defined benefit plan.
Celgene is required to (and is required to cause the Surviving Corporation to) (a) ensure that each Continuing Employee is immediately eligible to participate, without any waiting time, in all employee benefit plans sponsored by the Surviving Corporation and its subsidiaries to the extent that coverage under the plan replaces coverage under a comparable Receptos benefit plan in which the employee participated prior to the Effective Time, (b) for purposes of employee benefit plans sponsored by the Surviving Corporation and its subsidiaries which provide medical, dental, pharmaceutical, vision and/or disability benefits to Continuing Employees, from and after the Effective Time, to waive all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements for Continuing Employees and their dependents, to the extent such waiting periods, pre-existing condition exclusions, evidence of insurability requirements or actively-at-work requirements were waived or satisfied under the comparable Receptos benefit plan, and to give full credit for eligible expenses incurred by Continuing Employees and their dependents in the unfinished portion of the plan year prior to the date the employee’s participation begins in the corresponding Surviving Corporation benefit plans, for purposes of satisfying deductible, coinsurance and maximum out-of-pocket requirements, and (c) credit the accounts of Continuing Employees under any flexible spending plans sponsored by the Surviving Corporation and its subsidiaries with any unused balance in the Continuing Employee’s account under the applicable Receptos flexible spending plan.
Unless otherwise requested by Celgene at least 10 days prior to the closing of the Merger, Receptos is required to terminate its 401(k) plan, effective not later than the day immediately preceding the closing of the Merger, in which case Continuing Employees will be eligible to participate in Celgene’s 401(k) plan, and Celgene’s 401(k) plan will accept the Continuing Employees’ rollover contributions, including loans, from Receptos’ 401(k) plan. Continuing Employees will be credited with eligibility service and vesting service for all periods of service with Receptos or any other entity to the extent so credited under Receptos’ 401(k) plan.
Notwithstanding the foregoing, nothing in the Merger Agreement is to be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Celgene or the Surviving Corporation to terminate, any Continuing Employee for any reason, (ii) require Celgene or the Surviving Corporation to continue any employee benefits plan or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) be treated as an amendment or other modification of any employee benefit plan.
Indemnification, Exculpation and Insurance.   The Merger Agreement provides for certain indemnification and insurance rights in favor of Receptos’ current and former directors or officers, who we refer to as “indemnified persons.” Specifically, all rights to exculpation, indemnification advance and reimbursement of expenses provided to the indemnified persons, under Receptos’ certificate of incorporation, bylaws or other indemnification agreements, with respect to acts or omissions arising prior to or at the Effective Time, will continue in full force and effect for six years following the Effective Time.
For a period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Celgene has agreed to maintain directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each person covered by Receptos’ existing directors’ and officers’ liability insurance, on terms with respect to coverage and amounts that are no less favorable than those of the policy currently maintained by Receptos. However, Celgene is not required after the Effective Time to pay annual premiums in excess of 300% of the last annual premium for Receptos’ existing policies, but in such case will purchase as much coverage as may be purchased for such amount.
Receptos is permitted to purchase prior to the Effective Time a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of Receptos with respect to acts or omissions occurring at or before the Effective Time. If such a “tail” policy is obtained, Celgene will maintain the policy for its full term and will have no further obligations with respect to directors’ and officers’ liability insurance and fiduciary liability insurance under the Merger Agreement.
If, following the Effective Time, Celgene or the Surviving Corporation merges into or consolidates with another entity and is not the surviving corporation or sells substantially all its assets, provision will be made so that the successors or assigns of Celgene or the Surviving Corporation assume the insurance and indemnification obligations described above.
Exemption from Liability under Section 16(b).   Receptos has agreed to take all steps as may be reasonably required to cause any dispositions of Receptos equity securities in connection with the Merger Agreement by each director or officer of Receptos subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Stockholder Litigation.   Receptos has agreed to promptly advise Celgene of any litigation commenced after the date of the Merger Agreement against Receptos or any of its directors (in their capacity as such) by any Receptos stockholders (on their own behalf or on behalf of Receptos) relating to the Merger Agreement or the transactions contemplated thereby, and has agreed to keep Celgene reasonably informed regarding any such litigation. Receptos has also agreed to give Celgene the opportunity to participate with Receptos in the defense or settlement of any such stockholder litigation and will consider Celgene’s views with respect to such stockholder litigation. Receptos is not permitted to settle any such stockholder litigation without the prior written consent of Celgene (which will not be unreasonably withheld, delayed or conditioned).
State Takeover Laws.   Neither Receptos nor the Receptos Board will take any action that would cause the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement to be subject to any state anti-takeover or other similar law. If any state anti-takeover or other similar law is or becomes applicable to the Merger Agreement or any of the transactions contemplated thereby, Receptos and the Receptos Board agreed to grant such approval and take such action as necessary so that such transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement and otherwise to minimize the effect of such law on the Merger Agreement and the transactions contemplated thereby.
Access to Information.   Subject to certain exceptions, prior to the earlier of the Effective Time and the termination of the Merger Agreement (and upon reasonable notice), Receptos and its subsidiaries will give Celgene and Purchaser and their representatives reasonable access during normal business hours to properties, permits, contracts, books and records and personnel of Receptos and its subsidiaries and furnish all other information concerning Receptos, its subsidiaries and their respective businesses, properties and personnel as Celgene may reasonably request.
Cooperation.   Receptos has agreed to use reasonable best efforts to provide cooperation, as reasonably requested by Celgene, in connection with any debt or equity financing or financings in connection with the transactions contemplated by the Merger Agreement, including any offering or private placement of debt securities or borrowing of loans and including any credit facilities or capital markets debt financing or equity or equity-related offerings.
Termination.   The Merger Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time:
(i)
by mutual written agreement of Celgene and Receptos;

(ii)
by either Celgene or Receptos if  (a) the Acceptance Time has not occurred on or before July 14, 2016 (the “Termination Date”), or (b) if there exists any Restraint having an effect of making the Merger illegal or restricting, prohibiting or otherwise preventing the consummation of the Merger or which would enjoin, restrain, prevent or prohibit the commencement or closing of the Offer, or that would make the commencement or closing of the Offer illegal (which in each case has become final and non-appealable); provided, that the right to so terminate the Merger Agreement will not be available to any party whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted in (1) any of the Offer

Conditions having failed to be satisfied and such action or failure to act constitutes a material breach of the Merger Agreement, or (2) the expiration or termination of the Offer in accordance with the terms of the Merger Agreement and the Offer without Purchaser having accepted for payment any Company Shares tendered pursuant to the Offer and such action or failure to act constitutes a material breach of the Merger Agreement (an “Outside Date Termination”);
(iii)
by Receptos in the event that (a) Receptos is not then in material breach of the Merger Agreement, (b) Celgene and/or Purchaser shall have breached or otherwise violated any of their respective covenants or agreements, or other obligations under the Merger Agreement, or any of the representations and warranties of Celgene and Purchaser set forth in the Merger Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date, and (c) such breach, violation or inaccuracy described in clause (b) is not capable of being cured by the Termination Date or if curable through the use of reasonable best efforts, is not cured by the 20th business day following Receptos’ delivery of written notice to Celgene of such breach, violation or inaccuracy (or, if less than 20 business days prior to the Termination Date, prior to the Termination Date);

(iv)
by Celgene, in the event that (a) Celgene and Purchaser are not then in material breach of the Merger Agreement, (b) Receptos shall have breached or otherwise violated any of its covenants or agreements or other obligations under the Merger Agreement, or any of the representations and warranties of Receptos set forth in the Merger Agreement shall have become inaccurate, in either case such that the Offer Conditions are not capable of being satisfied by the Termination Date, or there has been a Company Material Adverse Effect such that the Offer Conditions are not capable of being satisfied by the Termination Date, and (c) such breach, violation, inaccuracy or Company Material Adverse Effect described in clause (b) is not capable of being cured by the Termination Date or if curable through the use of reasonable best efforts, is not cured by the 20th business day following Celgene’s delivery of written notice to Receptos of such breach, violation, inaccuracy or Company Material Adverse Effect (or, if less than 20 business days prior to the Termination Date, prior to the Termination Date) (a “Receptos Breach Termination”);

(v)
by Receptos, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, provided that substantially concurrent with the termination of the Merger Agreement, Receptos enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not involve a material breach of the Merger Agreement and prior to or concurrent with such termination, Receptos pays Celgene the Company Termination Fee (an “Alternative Transaction Termination”);

(vi)
by Celgene in the event that (a) the Receptos Board or any committee thereof shall have effected or resolved to effect a Receptos Board Recommendation Change (provided that Celgene’s right to terminate the Merger Agreement pursuant to this subclause (a) expires at 5:00 p.m. (New York City time) on the 15th day following the date on which the event first permitting such termination occurred), (b) Receptos shall have failed to include the Receptos Board Recommendation in the Schedule 14D-9, (c) the Receptos Board fails to publicly recommend against any Acquisition Proposal within 10 business days of the request of Celgene to do so or fails to reaffirm (publicly, if so requested) the Receptos Board Recommendation within 10 business days of Celgene’s request to do so, (d) a tender or exchange offer relating to Receptos securities shall have been commenced by a third-party unaffiliated with Celgene and Receptos shall not have sent to its security holders pursuant to Rule 14D-9 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Receptos Board recommends rejection of such tender or exchange offer or (e) Receptos shall have materially breached its obligations under the non-solicitation or Receptos Board Recommendation covenants contained in the Merger

Agreement, which material breach either results in an Acquisition Proposal or materially hinders, materially delays or prevents the consummation of the transactions contemplated by the Merger Agreement (a “Receptos Board Termination”); or
(vii)
by Receptos or Celgene, at any time on or after the earlier to occur of  (a) 60 days following substantial compliance with a request for additional information or documentary material under 16 CFR 803.20 from any governmental authority with respect to the transactions contemplated by the Merger Agreement pursuant to the HSR Act with respect to which a filing thereunder has been made, and (b) March 14, 2016, in the event that the Antitrust Condition has not been satisfied on or prior to the date of such termination (provided that such right to terminate the Merger Agreement shall not be available to either party if a representative of a governmental authority of competent jurisdiction with the authority to make a recommendation has indicated that he or she has recommended that the Antitrust Condition will be satisfied within 45 days of the proposed date of termination) (an “Antitrust Termination”).

Effect of Termination and Termination Fees.   If the Merger Agreement is terminated, the Merger Agreement will be of no further force or effect (other than the confidentiality and certain other specified provisions therein) and, subject to the payment of certain termination fees described below, there will be no liability or obligation on the part of Celgene, Purchaser or Receptos or their respective officers, directors, employees or stockholders; provided that no party will be relieved from any liability or damages resulting from any fraud or willful or intentional breach of the Merger Agreement that occurs prior to such termination.
Company Termination Fee.   In the event that (i) the Merger Agreement is terminated (a) by Celgene or Receptos due to an Outside Date Termination (provided that (1) the Minimum Condition has not been satisfied at the time of such termination and (2) the Antitrust Condition is satisfied at the time of such termination and (3) there is no Restraint) or (b) by Celgene due to a Receptos Breach Termination, (ii) following the execution and delivery of the Merger Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been publicly withdrawn prior to termination of the Merger Agreement (any such Acquisition Proposal, a “Disclosed Transaction”) and (iii) within 12 months following such termination, Receptos enters into a definitive agreement with any third party with respect to any Competing Acquisition Transaction (as defined below) that is later consummated or any Competing Acquisition Transaction is consummated, the Company shall pay to Parent $230,000,000 in cash (the “Company Termination Fee”).
A “Competing Acquisition Transaction” has the same meaning as an “Acquisition Transaction” except that (i) all references therein to (a) “more than 20%” shall be deemed to be references to “more than 50%” and (b) “less than 80%” shall be deemed to be references to “less than 50%,” and (ii) a Competing Acquisition Transaction shall not include a transaction of the type described in clause (iv) of the definition of Acquisition Transaction unless such transaction (1) is a Competing Acquisition Transaction without regard to clause (iv) of the definition of Acquisition Transaction, (2) is a Disclosed Transaction, or (3) together with other transactions entered into by the Receptos during such 12 month period, results in the grant of exclusive (or exclusive except as to Receptos and/or its subsidiaries) commercialization rights for a specified Receptos product for substantially all major markets.
In the event that the Merger Agreement is terminated by Receptos due to an Alternative Transaction Termination, Receptos is also required to pay to Celgene the Company Termination Fee as a condition to the effectiveness of such termination. In addition, in the event that the Merger Agreement is terminated by Celgene due to a Receptos Board Termination, Receptos is required to pay to Celgene the Company Termination Fee.
Parent Termination Fee.   In the event that (i) the Merger Agreement is terminated by Celgene or Receptos due to (1) an Outside Date Termination or (2) an Antitrust Termination, (ii) at the time of such termination, the Antitrust Condition has not been satisfied, and (iii) the failure of the Antitrust Condition to be satisfied did not result from any breach by Receptos of any of its covenants or obligations set forth in the Merger Agreement, Celgene will (a) pay to Receptos $400,000,000 in cash and (b) enter into a loan agreement with Receptos pursuant to which it commits to loan Receptos up to an aggregate principal amount of  $350,000,000.

Expenses.   All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated.
Nondisclosure Agreement.   Prior to entering into the Merger Agreement, Celgene and Receptos entered into a nondisclosure agreement, dated as of August 28, 2013 (as amended on August 28, 2014 and March 6, 2015, the “Nondisclosure Agreement”). As a condition to being furnished confidential information of Receptos, Celgene agreed, among other things, to keep such confidential information confidential and to use it only for specified purposes. The Nondisclosure Agreement also contains a customary “standstill” provision that became inapplicable upon execution of the Merger Agreement. Under the Merger Agreement, the other provisions of the Nondisclosure Agreement remain in full force and effect in accordance with its terms. This summary of the Nondisclosure Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Nondisclosure Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.
Tender and Support Agreement.   Concurrently with the execution of the Merger Agreement, Celgene, Purchaser and each of William H. Rastetter, Ph.D., Chairman of the Receptos Board, and Faheem Hasnain, Receptos’ President and Chief Executive Officer, in their capacity as beneficial owners of Shares, entered into a Tender and Support Agreement (the “Tender and Support Agreement”). The outstanding Shares subject to the Tender and Support Agreement represented, as of July 27, 2015, approximately 2.27% of the total outstanding Shares. Pursuant to the Tender and Support Agreement, each of the individuals agreed, among other things, subject to the termination of the Tender and Support Agreement, to (a) tender in the Offer (and not to withdraw) all Shares beneficially owned or thereafter acquired by them, (b) vote such Shares against any competing transaction and against any other action, agreement or transaction that is intended, or would reasonably be expected to impede, interfere with, delay, postpone or frustrate the purposes of or adversely affect the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (c) appoint Celgene as their proxy to vote such Shares accordingly, (d) subject to certain exceptions, not otherwise transfer any of their Shares, and (e) not take certain other actions inconsistent with their obligations under the Tender and Support Agreement. The Tender and Support Agreement will terminate upon the earliest to occur of the Effective Time, a Receptos Board Recommendation Change and the date the Merger Agreement is terminated in accordance with its terms. This summary of the Tender and Support Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Tender and Support Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.
12.
Source and Amount of Funds

Celgene, the parent company of Purchaser, will provide Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger. We estimate that the total amount of funds necessary to purchase all issued and outstanding Shares and other equity-based interests of Receptos pursuant to the Offer and the Merger will be approximately $7.2 billion. The Offer is not conditioned upon any financing arrangements.
Celgene intends to finance the acquisition of Shares in the Offer and Merger with a combination of cash on hand and approximately $5.0 billion of senior notes pursuant to a public offering.
In addition, in connection with the Merger Agreement, Celgene entered into a bridge loan facility commitment letter (the “Commitment Letter”) with JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC (the “Commitment Parties”), pursuant to which, among other things, the Commitment Parties have committed to provide Celgene with an unsecured bridge loan facility in an aggregate amount of up to $5.0 billion (the “Commitment”), to finance, in part, the acquisition of Receptos (the “Financing”). The Commitment Parties committed to provide the Financing subject to various conditions, including: (i) the consummation of the Merger in accordance with the Merger Agreement; (ii) the negotiation and execution of definitive documentation consistent with the Commitment Letter; (iii) delivery of certain audited, unaudited and pro forma financial statements; (iv) the absence of a material adverse effect on Receptos; (v) the accuracy of specified representations and warranties of Receptos in the Merger Agreement and specified representations and warranties of Celgene to be set forth in the definitive loan documents; and (vi) other customary closing conditions.

This summary of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the Commitment Letter, which is filed as Exhibit (b) to the Schedule TO and is incorporated herein by reference.
13.
Conditions of the Offer

For the purposes of this Section 13, capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement. Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of the Merger Agreement, and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to the terms and conditions of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e -(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), pay for any Shares that are validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer, and may extend, terminate or amend the Offer, in each case, only to the extent provided by the Merger Agreement, in the event that, as of immediately prior to the Expiration Time: (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act shall not have expired or been terminated; (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall have occurred and continue to exist:
(i)
any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Shares by Celgene or Purchaser or the Merger illegal or which has the effect of restricting, prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Celgene or Purchaser or the Merger, or (ii) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Shares by Celgene or Purchaser or the Merger illegal or which has the effect of restricting, prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Celgene or Purchaser Sub or the Merger;

(ii)
(a) the representations and warranties set forth in Section 4.2 of the Merger Agreement (Capitalization) (other than the representations and warranties contained in Section 4.2(a) of the Merger Agreement), and Section 4.3 of the Merger Agreement (Corporate Power; Enforceability) shall not be true and correct in all material respects at and as of the date of the Merger Agreement and at and as of the Expiration Time, as though made at and as of the Expiration Time, (b) the representations and warranties set forth in Section 4.2(a) of the Merger Agreement (Capitalization) shall not be true and correct in all respects (other than in the case of exceptions relating to the outstanding shares of Receptos Common Stock as of July 13, 2015, which would not result in cost, expense or liability to Receptos, Celgene and their Affiliates exceeding $75,000,000 in the aggregate), at and as of the date of the Merger Agreement and at and as of the Expiration Time, as though made at and as of the Expiration Time, and (c) each of the other representations and warranties of Receptos in the Merger Agreement shall not be true and correct in all respects at and as of the date of the Merger Agreement and at and as of the Expiration Time, as though made at and as of the Expiration Time, except (x) in each case, representations and warranties that are expressly made as of an earlier date shall be true and correct only at and as of such date, and (y) in the case of subclause (c), where the failure of such representations or warranties to be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect;

(iii)
Receptos shall have failed to perform in all material respects any obligations, agreements or covenants to be performed, or complied with, by it under the Merger Agreement at or prior to the Expiration Time;

(iv)
a Company Material Adverse Effect shall have arisen or occurred following the execution and delivery of the Merger Agreement that is continuing;

(v)
the Merger Agreement shall have been terminated in accordance with its terms; or

(vi)
Receptos shall not have delivered to Celgene a certificate, signed by an executive officer of Receptos, certifying that the conditions set forth in clauses (C)(ii), (C)(iii) and (C)(iv) of this Section 13 — “Conditions of the Offer” have been duly satisfied.

The foregoing conditions are for the sole benefit of Celgene and Purchaser, may be asserted by Celgene or Purchaser regardless of the circumstances giving rise to such condition and may be waived by Celgene or Purchaser in whole or in part at any time and from time to time in the sole and absolute discretion of Celgene or Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Celgene or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
14.
Dividends and Distributions

The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, Receptos is not permitted to declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) in respect of its capital stock without the prior consent of Celgene. See Section 11 — “Purpose of the Offer and Plans for Receptos; Merger Agreement and Other Agreements — The Merger Agreement — Conduct of Business.”
15.
Certain Legal Matters

General.   Except as otherwise set forth in this Offer to Purchase, based on our review of Receptos’ publicly available SEC filings and other information regarding Receptos, we are not aware of any governmental licenses or regulatory permits that appear to be material to the business of Receptos and that might be adversely affected by the acquisition of Shares by us pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by us pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Receptos or our business or that certain parts of Receptos or our business might not have to be disposed of or held separately. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13 — “Conditions of the Offer.”
Antitrust Compliance.   Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.
Under the HSR Act and the rules and regulations promulgated thereunder, the purchase of Shares in the Offer cannot be completed until the expiration of a 15 calendar day waiting period following the filing by Celgene, as the parent entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Celgene filed the Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of the Shares in the Offer and the Merger on July 24, 2015. The required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the 15th calendar day following the date such filing occurred unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a “Second Request”) prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a Second Request, the waiting period with respect to the Offer and the Merger would be extended until 10 calendar days following the date of substantial compliance by Celgene with that request, unless the FTC or the Antitrust Division terminated the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the closing of the transaction could be stayed only be a court or administrative order. Celgene also may agree with the FTC or the Antitrust Division that it will not close the transaction for a certain amount of time in order to allow the completion of its antitrust review. Complying with a Second Request can take a significant period of time. Although Receptos is required to file certain information and documentary materials with the FTC and the Antitrust Division in connection with the Offer, neither Receptos’ failure to make those filings nor a Second Request or Civil Investigative Demand issued to Receptos from the FTC or the Antitrust Division will extend the waiting periods with respect to the purchase of Shares in the Offer and the Merger. The Merger will not require an additional filing under the HSR Act if Celgene owns at least 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.
The FTC and the Antitrust Division will consider the legality under the antitrust laws of Purchaser’s proposed acquisition of Receptos. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Celgene, Purchaser, Receptos, or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. Although Purchaser and Celgene believe that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 13 — “Conditions of the Offer.”
State Takeover Laws.   A number of states (including Delaware, where Receptos is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the “business combination” is approved by the board of directors of such corporation prior to such time. Receptos has represented to us in the Merger Agreement that the Receptos Board (at a meeting duly called and held) has duly and unanimously adopted resolutions that are sufficient to render inapplicable to Celgene and Purchaser the restrictions on business combinations set forth in Section 203 of the DGCL and any other takeover laws that may purport to be applicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Tender and Support Agreement. Accordingly, no Delaware statute should have the effect of precluding the Offer or the Merger. Purchaser has not attempted to comply with any other state takeover laws in connection with the Offer or the Merger. To the extent that the provisions of other state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.
Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement, the Tender and Support Agreement or the transactions contemplated thereby (other than the DGCL), and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 — “Conditions of the Offer.”
Appraisal Rights.   No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (the “Appraisal Shares”) at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine. Unless the Delaware court in its discretion determines otherwise for good cause shown, this rate of interest will be five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Effective Time and the date of payment and will be compounded quarterly.
Any such judicial determination of the fair value of the Appraisal Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Appraisal Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the per share price to be paid pursuant to the Merger. Moreover, we or Receptos may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Appraisal Shares is less than the price paid in the Offer and the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the DGCL.
If any holder of Appraisal Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her, or its rights to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the Merger Consideration, without interest and subject to applicable withholding taxes, in accordance with the Merger Agreement.
Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL.
As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 of the DGCL, such stockholder must (among other things) do all of the following: (a) no later than the later of the consummation of the Offer and 20 days after the date of mailing of the notice referred to in the previous paragraph, deliver to Receptos a written demand for appraisal by the holder of record of the Shares, which demand must reasonably inform Receptos of the identity of the stockholder and that the stockholder is demanding appraisal; (b) not tender such stockholder’s Shares in the Offer; and (c) continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time. Following the Effective Time, additional steps may be necessary for any such stockholder to perfect his, her or its appraisal rights, all as described more fully in the Schedule 14D-9.
The foregoing summary of appraisal rights of stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require timely adherence to the applicable provisions of Delaware law. If a stockholder withdraws or loses the right to appraisal, such stockholder will be entitled to receive only the Merger Consideration.
“Going Private” Transactions.   Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if  (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share pursuant to the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Celgene nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.
Litigation.   On July 20, 2015, a putative class action, Scott v. Receptos, Inc., related to the Merger Agreement was commenced by the filing of a complaint in the Court of Chancery for the State of Delaware, Case No. 11316, against Receptos, members of the Receptos Board, Celgene and Purchaser. Four other complaints, Cacioppo v. Hasnain and Rosenberg v. Receptos, Inc. (Case Nos. 11324 and 11325) filed on July 23, 2015, Kadin v. Receptos, Inc., filed on July 27, 2015 (Case No. 11337) and Rockaway v. Hasnain, filed on July 28, 2015 (Case No. 11346), raise similar putative class claims in the Court of Chancery for the State of Delaware against some or all of Receptos, members of the Receptos Board, Celgene, and Purchaser. These complaints generally allege breaches of fiduciary duty by members of the Receptos Board in connection with the Merger Agreement. In the Scott, Rosenberg, Kadin and Rockaway actions, the plaintiffs also allege that Celgene and Purchaser aided and abetted the purported breaches of fiduciary duty. These complaints seek equitable and injunctive relief, including an order enjoining the defendants from completing the proposed Merger, rescission of any consummated transaction, unspecified damages and attorneys’ fees. Celgene and Purchaser believe these lawsuits are wholly without merit, and intend to vigorously defend against them.
Additional lawsuits may be filed against Receptos, Celgene, Purchaser and any of their respective directors in connection with the Merger.
16.
Fees and Expenses

We have retained the Depositary, the Information Agent and the Dealer Manager in connection with the Offer. Each of the Depositary, the Information Agent and the Dealer Manager will receive customary compensation, reimbursement for fees and reasonable out-of-pocket expenses, including the reasonable fees and expenses of the Dealer Manager’s counsel and other professional advisors, incurred in connection with the Dealer Manager’s engagement, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.
In the ordinary course of business, the Dealer Manager and its respective affiliates may actively trade or hold securities or loans of Celgene and Receptos for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in these securities or loans.
In addition, the Dealer Manager has provided certain financial advisory services to Celgene in connection with the proposed acquisition of Receptos, and, together with its affiliate, is providing the Financing pursuant to the terms of the Commitment Letter, for which services the Dealer Manager will receive reasonable and customary compensation. See Section 12 — “Source and Amount of Funds.”
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
17.
Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, Receptos has filed the Schedule 14D-9 (including exhibits) in accordance with the Exchange Act setting forth its recommendation and furnishing certain additional related information. The Schedule TO and the Schedule 14D-9, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 — “Certain Information Concerning Receptos” — “Available Information.”
No person has been authorized to give any information or make any representation on behalf of Purchaser or Celgene not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of Celgene, Purchaser, Receptos, the Information Agent, the Dealer Manager or the Depositary or any of their affiliates for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Celgene, Purchaser, Receptos or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
Neither the Offer, nor this Offer to Purchase, nor the Letter of Transmittal, nor the Notice of Guaranteed Delivery constitutes a solicitation of proxies for any meeting of Receptos stockholders. Any such solicitation that we or any of our affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
Strix Corporation
July 28, 2015

SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF CELGENE AND PURCHASER
Celgene
Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Celgene. Except as otherwise noted, positions specified are positions with Celgene. Other than Richard W. Barker, D.Phil., who is a citizen of the United Kingdom, all of the individuals listed below are citizens of the United States of America.
Celgene Board of Directors
Name	Address	Principal Occupation or Employment
Robert J. Hugin	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Chairman of the Board of Directors and Chief Executive Officer President (2006 – 2014)
Richard W. Barker, D.Phil.	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Former Director General of the Association of British Pharmaceutical Industry
Michael W. Bonney	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Retired Chief Executive Officer of Cubist Pharmaceuticals Inc.
Michael D. Casey	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Former Chairman, President and Chief Executive Officer of Matrix Pharmaceutical, Inc.
Carrie S. Cox	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Chairman of the Board of Directors and Chief Executive Officer of Humacyte, Inc.
Michael A. Friedman, M.D.	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Emeritus Chief Executive Officer of City of Hope
Gilla Kaplan, Ph.D.	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901
Director of the Global Health Program, Tuberculosis, at the Bill and Melinda Gates Foundation
Former head of the Laboratory of Mycobacterial Immunity and Pathogenesis at the Public Health Institute at the New Jersey Medical School, Newark, New Jersey

James J. Loughlin	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Former National Director of Pharmaceuticals Practice at KPMG LLP
Ernest Mario, Ph.D.	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Former Deputy Chairman and Chief Executive of Glaxo Holdings plc and former Chairman and Chief Executive Officer of ALZA Corporation

Celgene Executive Officers
Name	Address	Principal Occupation or Employment
Robert J. Hugin	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Chairman of the Board of Directors and Chief Executive Officer President (2006 – 2014)
Peter N. Kellogg	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Executive Vice President, Chief Financial Officer and Chief Accounting Officer Chief Financial Officer and Executive Vice President, Merck & Co. Inc. (2007 – 2014)
Mark J. Alles	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901
President and Chief Operating Officer
Executive Vice President and Global Head of Hematology and Oncology (2012 – 2014)
Executive Vice President and Chief Commercial Officer (2012)
President of the Americas Region (2009 – 2012)

Thomas O. Daniel, M.D.	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	President, Research and Early Development
Jacqualyn A. Fouse, Ph.D.	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901
President Hematology and Oncology
Executive Vice President and Chief Financial Officer (2012 – 2014)
Senior Vice President and Chief Financial Officer (2010 – 2012)
Chief Financial Officer, Bunge Limited (2007 – 2010)

Perry A. Karsen	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Chief Executive Officer of Celgene Cellular Therapeutics Executive Vice President (2012 – 2013) Chief Operations Officer (2010 – 2014)
Scott A. Smith	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	President, Inflammation & Immunology (I & I) Senior Vice President, Global Head of I & I (2012 – 2014) Vice President, Global Marketing I & I (2008 – 2012)

Purchaser
Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Except as otherwise noted, positions specified are positions with Celgene. All of the individuals listed below are citizens of the United States of America.
Strix Corporation Board of Directors
Name	Address	Principal Occupation or Employment
Robert J. Hugin	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Chairman of the Board of Directors and Chief Executive Officer President (2006 – 2014)
Peter N. Kellogg	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Executive Vice President, Chief Financial Officer and Chief Accounting Officer Chief Financial Officer and Executive Vice President, Merck & Co. Inc. (2007 – 2014)
Jonathan P. Biller	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Senior Vice President Tax and Treasurer General Counsel, Chief Tax Officer and Secretary of the Board, Bunge Limited (2008 – 2011)
Strix Corporation Executive Officers
Name	Address	Principal Occupation or Employment
Robert J. Hugin	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Chairman of the Board of Directors and Chief Executive Officer President (2006 – 2014)
Peter N. Kellogg	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Executive Vice President, Chief Financial Officer and Chief Accounting Officer Chief Financial Officer and Executive Vice President, Merck & Co. Inc. (2007 – 2014)
Jonathan P. Biller	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Senior Vice President Tax and Treasurer General Counsel, Chief Tax Officer and Secretary of the Board, Bunge Limited (2008 – 2011)
Peter A. Cicala	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Vice President of Intellectual Property and Chief Patent Counsel Vice President of Intellectual Property, Shire plc (2005 – 2014)

Manually signed facsimiles of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Receptos or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer Is:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:

470 West Avenue
Stamford, CT 06902
(203) 658-9400
Banks and Brokerage Firms, Please Call: (203) 658-9400
Stockholders Call Toll Free: (855) 201-1081
E-mail: Receptos.info@morrowco.com
The Dealer Manager for the Offer is:

383 Madison Avenue
New York, NY 10179
Call Toll-Free: 1-877-371-5947